AGREEMENT AND PLAN OF MERGER

By and Among

EVOLUTION MALTA HOLDING LIMITED,

GALAGA MERGER SUB, INC.

and

GALAXY GAMING, INC.

Dated as of July 18, 2024

|

TABLE OF CONTENTS

|

|US-DOCS\151473939.10||

2

|US-DOCS\151473939.10||

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2024 (this “Agreement”), is by and among Evolution Malta Holding Limited, a company registered in Malta (“Parent”), Galaga Merger Sub, Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Galaxy Gaming, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (as amended from time to time, the “NRS”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent and Merger Sub ceasing to exist as a separate entity;

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the Transactions, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, advisable, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Transactions, including the Merger;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously duly authorized and approved, pursuant to Section 92A.120 of the NRS, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the consummation of the Transactions, fair and advisable;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement by written consent immediately following execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Mark Lipparelli, Bryan W. Waters, Meredith Brill, Michael Gavin Isaacs and Cheryl Kondra, each as a holder of shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), has delivered to Parent and Merger Sub a support agreement (the “Support Agreement”), dated as of the date hereof, providing that such stockholder has, among other things, agreed to (i) vote all the shares of Company Common Stock beneficially owned by it in favor of the approval and adoption of this Agreement and the Merger, and (ii) support the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the applicable Support Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

|

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I

The Transactions

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

Section 1.02. Closing. The closing of the Merger (the “Closing”) shall take place 10:00 a.m. (New York City time) on the date that is three Business Days following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of those conditions at such time), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the articles of merger with the Nevada Secretary of State executed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the NRS (the “Articles of Merger”), and shall make all other filings, recordings or publications required under the NRS in connection with the Merger. The Merger shall become effective at the time that the Articles of Merger is filed with and accepted by the Secretary of State of the State of Nevada (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to in writing by the parties hereto prior to the filing of such Articles of Merger and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement, the Articles of Merger and as set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be identical to the

|

articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Galaxy Gaming, Inc.”, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06 hereof). The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.06. Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Article II

Effect of the Merger on Capital Stock; Exchange of Certificates; Warrants;
Equity-Based Awards

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub, the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock, par value of $0.01 per share, of Merger Sub as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company or any wholly owned Subsidiary of the Company as treasury stock or otherwise immediately prior to the Effective Time shall be canceled automatically and retired and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled automatically and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) Company Dissenting Shares to be treated in accordance with Section 2.06 and (ii) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be converted

|

automatically into and shall thereafter represent only the right to receive $3.20 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.07. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.02(b).

Section 2.02. Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a nationally recognized, reputable U.S. bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the sole benefit of the Company’s stockholders, an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Exchange Fund held by the Paying Agent for purposes of paying the Merger Consideration, and any amounts in excess of the aggregate amount of the Merger Consideration payable pursuant to Section 2.01 shall be returned to the Surviving Corporation in accordance with Section 2.02(e). Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(b) Payment Procedures. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock (other than the shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, in the case of Certificates, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree in writing prior to the Closing Date) and (ii) instructions for use in effecting the surrender of

|

the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon (A) surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent) or (B) in the case of Book Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer to the reasonable satisfaction of the Surviving Corporation, (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares of Company Common Stock represented by such Certificate or Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable, and (z) the respective holder and the Person requesting such payment represents and agrees that it is the beneficial owner of such Merger Consideration for all Tax purposes. Until surrendered as contemplated by this Section 2.02, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed with respect to, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of, the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration or as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to

|

be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.03. Treatment of Equity Awards.

(a) Company Stock Options.

(i) By virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, each Company Stock Option that has a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, shall, at the Effective Time, be automatically fully vested (to the extent unvested), cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, equal to (A) the number of shares of Company Common Stock underlying such In-the-Money Company Stock Option multiplied by (B) the excess of (1) the Merger Consideration minus (2) the per share exercise price of such In-the-Money Company Stock Option (the “Stock Option Consideration”).

(ii) By virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, each Company Stock Option (whether vested or unvested) that is not an In-the-Money Company Stock Option shall, at the Effective Time, be automatically cancelled for no consideration.

(b) Company Stock Awards.

(i) By virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, each Company Stock Award subject to only time-based vesting requirements that was granted prior to the date hereof and is outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically fully vested, cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, equal to (A)

|

the number of shares of Company Common Stock underlying such Company Stock Award multiplied by (B) the Merger Consideration (the “Stock Award Consideration”).

(ii) By virtue of the Merger and without any action on the part of the Parent, the Company or the holder thereof, each Company Stock Award identified on Section 2.03(b)(ii) of the Company Disclosure Letter that remains outstanding immediately prior to the Effective Time shall, at the Effective Time, be automatically cancelled and converted into a contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, equal to the Stock Award Consideration with respect to the maximum number of shares of Company Common Stock still eligible to be earned and subject to such Company Stock Award as of the Effective Time (each, a “Contingent Performance Cash Award”). Each Contingent Performance Cash Award shall be subject to the same terms and conditions (including vesting terms and any terms providing for “double-trigger” acceleration of vesting) that applied to the Company Stock Award from which it was converted as of immediately prior to the Effective Time, except that (A) any portion of the Contingent Performance Cash Award that vests in accordance with its terms based on 2024, 2025 or 2026 performance, as applicable, shall be paid to the holder thereof by the Surviving Corporation through its or its Affiliate’s payroll systems prior to March 15, 2025, 2026 or 2027, respectively, and (B) any portion of a Contingent Performance Cash Award that vests in accordance with its terms as a result of any other vesting event (including termination of employment) shall be paid to the holder thereof by the Surviving Corporation through its or its Affiliate’s payroll systems within 30 days following the date on which such portion becomes vested.

(c) Company Actions. Prior to the Effective Time, the Board of Directors of the Company (or an applicable committee thereof) shall adopt resolutions and take such other actions as are reasonably required to effectuate the treatment of the Company Stock Options and Company Stock Awards pursuant to this Section 2.03.

(d) Payments with Respect to Company Options and Company Stock Awards. Promptly after the Effective Time (but in any event no later than the second payroll date after the Effective Time), the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the Stock Option Consideration and the Stock Award Consideration due pursuant to this Section 2.03.

Section 2.04. Treatment of Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Merger Sub, or any holder of any Company Warrants, each Company Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof or any other Person, cease to represent a Company Warrant exercisable for Company Common Stock and convert into the right to receive cash in an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Warrant prior to the Effective Time multiplied by (ii) the excess of (A) the Merger Consideration minus (B) $0.01.

Section 2.05. Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse

|

stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, that nothing in this Section 2.05 shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 2.06. Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.01(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of Sections 92A.300 through 92A.500 of the NRS (such shares of Company Common Stock being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the NRS with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Sections 92A.300 through 92A.500 of the NRS; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Sections 92A.300 through 92A.500 of the NRS or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Sections 92A.300 through 92A.500 of the NRS, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(c), without interest thereon, upon surrender of the Certificate formerly representing such Company Dissenting Shares or transfer of the Book Entry Shares, as applicable. The Company shall promptly provide Parent written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.07. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation, their respective Affiliates, and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. Any amounts so withheld shall be paid over to the appropriate Governmental Authority. Before making any such deduction or withholding (other than with respect to compensatory payments), Parent shall use reasonable best efforts to provide to the Company prior notice of any applicable payor’s intention to make such deduction or withholding in order for the Company to obtain reduction of or relief from such deduction or withholding from the applicable Governmental Authority and/or execute and deliver to or file with such Governmental Authority and/or Parent such affidavits, certificates and other documents as may reasonably be expected to afford to the

|

Company and its stockholders reduction of or relief from such deduction or withholding. Parent shall reasonably cooperate with the Company to obtain such reduction of or relief from such deduction or withholding. To the extent amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub at or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) expressly disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the U.S. Securities and Exchange Commission (the “SEC”) and publicly available after December 31, 2022 and on or prior to 5:30 p.m., New York City time, on July 15, 2024 (the “Filed SEC Documents”), other than any cautionary or forward-looking information in any such Filed SEC Document, including formation contained in the “Risk Factors” or “Forward-Looking Statements” section thereof (provided that nothing disclosed in the Filed SEC Documents shall be deemed to be a qualification of, or a modification to, the representations and warranties set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.04 (Authority; Noncontravention), Section 3.07 (Absence of Certain Changes) or Section 3.24 (Opinion of Financial Advisor)):

Section 3.01. Organization; Standing. The Company is a corporation duly organized, validly existing under the Laws of the State of Nevada, is in good standing under the Laws of the State of Nevada and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except (other than with respect to Gaming Laws in respect of jurisdictions in which there is a Required Gaming Approval) where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents, and each as so made available is in full force and effect as of the date of this Agreement. The Company is not in violation of the Company Charter Documents.

Section 3.02. Capitalization.

|

(a) The authorized capital stock of the Company consists of 65,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on July 16, 2024 (the “Capitalization Date”), (i) 24,957,493 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 682,148 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (v) 1,023,333 shares of Company Common Stock were subject to In-the-Money Company Stock Options, (vi) 580,001 shares of Company Common Stock were subject to Company Stock Options that are not In-the-Money Company Stock Options, (vii) 361,364 shares of Company Common Stock were subject to outstanding Company Stock Awards (in the case of any such Company Stock Awards that vest in whole or in part based on performance, assuming “maximum” performance), and (viii) 778,320 shares of Company Common Stock were issuable pursuant to outstanding Company Warrants. Since the Capitalization Date through the date hereof, the Company has not (x) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (y) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock. All of the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in accordance with applicable Laws and the Company’s Charter Documents and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) Except as described in Section 3.02(a), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscription, options, warrants, rights, puts, calls, stock appreciation rights, restricted or performance stock units, phantom stock or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (including any Indebtedness of the Company having the right to vote or convertible into, or exchangeable for, securities having the right to vote) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, option, warrant, right, put, call, stock appreciation right, restricted or performance stock unit, phantom stock, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company and (v) no other outstanding obligations by the Company to make any payments based on the price or value of any of the foregoing securities covered in clauses (i) through (iv) above (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of Taxes with respect to Company Stock Options or Company Stock Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to any Company Securities. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to

|

any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities or the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or the board of directors (or similar governing body) of any Subsidiary of the Company. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock issued upon exercise, settlement or conversion, as applicable, of Company Stock Options, Company Stock Awards, and Company Warrants will be when issued, duly authorized and validly issued and are or will be, as applicable, fully paid, nonassessable and free of preemptive rights or similar right. Each Company Stock Option is in compliance in all material respects with all applicable Laws, and the per share exercise price of each Company Stock Option is equal to or greater than the fair market value of the underlying Company Common Stock on the date of grant (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder).

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all Company Stock Options and Company Stock Awards, including: (i) as to each outstanding Company Stock Option, the name of the holder of such Company Stock Option, the number of shares of Company Common Stock issuable upon exercise of such Company Stock Option, the exercise price with respect thereto, the applicable grant date and expiration date thereof, the applicable vesting schedule with respect thereto, and whether such Company Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code; and (ii) as to each outstanding Company Stock Award, the name of the holder of such Company Stock Award, the number of shares of Company Common Stock underlying such Company Stock Award, the applicable grant date thereof, and the applicable vesting schedule and vesting conditions with respect thereto. The Company has made available to Parent copies of all Company equity plans covering all outstanding incentive equity awards and the forms of all award agreements evidencing such incentive equity awards (to the extent such awards are evidenced by an award agreement).

Section 3.03. Subsidiaries.

(a) Each Subsidiary of the Company is an entity duly organized and validly existing the Laws of its jurisdiction of organization, is in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized under applicable Law) and has all requisite organizational power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except (other than with respect to Gaming Laws in respect of jurisdictions in which there is a Required Gaming Approval) where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.03(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company. Except as set forth on Section 3.03(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or

|

other equity interest (or interest convertible, exchangeable or exercisable for any such equity interest) in any other Person. The Company has made available to Parent true and complete copies of the organizational documents of each of its Subsidiaries, each as so made available is in full force and effect as of the date of this Agreement and none of the Subsidiaries of the Company is in violation, in any material respect, of its respective organizational documents.

(b) Except as set forth in Section 3.03(b) of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, such Subsidiary, (iii) no outstanding subscription, options, warrants, rights, puts, calls, stock appreciation rights, restricted or performance stock units, phantom stock or other commitments or agreements to acquire from any Subsidiary of the Company, or that obligate such Subsidiary to issue, any capital stock of, or other equity or voting interests (including any Indebtedness of such Subsidiary having the right to vote or convertible into, exchangeable for, or measured by reference to, securities having the right to vote) in, or any securities convertible into or exchangeable for, or measured by reference to, shares of capital stock of, or other equity or voting interests in, such Subsidiary, (iv) no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, option, warrant, right, put, call, stock appreciation right, restricted or performance stock unit, phantom stock, equity or equity-based right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, such Subsidiary, and (v) no other outstanding obligations of any Subsidiary of the Company to make any payments based on the price or value of any of the foregoing securities covered in clauses (i) through (iv) above (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding agreements of any kind which obligate any Company Subsidiary to repurchase, redeem or otherwise acquire any applicable Company Subsidiary Securities, or obligate such Subsidiary to grant, extend or enter into any such agreements relating to any applicable Company Subsidiary Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to such Company Subsidiary Securities. No Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to its Company Subsidiary Securities or any other agreement relating to the disposition, voting or dividends with respect to any such Company Subsidiary Securities or the right to elect, or to designate or nominate for election, a director to the Board of Directors (or similar governing body) of any Subsidiary of the Company. All outstanding Company Subsidiary Securities are duly authorized and validly issued, fully paid and nonassessable (to the extent applicable) and free of preemptive rights or similar right.

Section 3.04. Authority; Noncontravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and, assuming that the Merger is consummated in accordance with the NRS, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming that the Merger is consummated in accordance with the NRS, the consummation by it of the Transactions, have been duly authorized by its Board of Directors

|

and, except for obtaining the Stockholder Approval and filing the Articles of Merger with the Secretary of State pursuant to the NRS, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) determining that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) subject to the terms and conditions set forth in this Agreement, resolving to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”), and (iv) assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.12 are correct, taking all necessary actions so that the restrictions in Takeover Laws are not applicable to the Company, Parent, Merger Sub or their Affiliates or their Subsidiaries, or this Agreement or the Transactions, which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Except as set forth in Section 3.04(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, does or will (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.05 and the Stockholder Approval are obtained prior to the Effective Time, as applicable, and except for the exceptions referred to in Section 3.05, (x) violate any Law or Judgment applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, (y) require any consent, waiver or other action by any Person under, violate, or result in a breach of, or constitute a default under (or constitute an event which, with or without notice or lapse of time or both, would violate or constitute a default) or otherwise give rise to a right of termination or cancellation or accelerate the performance required by the Company or any of its Subsidiaries under any of the terms or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or (z) result in the creation of any Lien (other than any Permitted Lien) on any material properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05. Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement relating to the Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) by the Company, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”),

|

(b) compliance with the applicable listing and corporate governance rules and regulations of the OTCQB, (c) the filing of the Articles of Merger with the Secretary of State pursuant to the NRS and of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) the Required Gaming Approvals and any Additional Required Gaming Approval and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06. Company SEC Documents; Undisclosed Liabilities.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with or furnished by the Company to the SEC pursuant to the Securities Act of 1933 (the “Securities Act”), or the Exchange Act since January 1, 2022 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Company or any of the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Subsidiary of the Company is required to file any reports, schedules, form, statements, registration statement, proxy statement, certification or other documentation with, or make any other filing with or to furnish any other material to, the SEC.

(b) The consolidated financial statements of the Company (including all related notes and schedules thereto) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in

|

accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be expressly indicated therein or in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ deficit for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year‑end adjustments, none of which, if presented, would individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole). Since January 1, 2022, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the consolidated audited balance sheet (or the notes thereto) of the Company as of December 31, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or (iv) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement or understanding that is legally binding (each, a “Contract”) (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(e) The Company has established and maintains, and at all times since January 1, 2022 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures related to financial reporting which would reasonably be expected to

|

adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have significant role in the Company’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing. The Company is in compliance in all material respects with all applicable requirements and standards of the OTCQB and has not, since January 1, 2022, received any notice from the OTCQB asserting any material noncompliance with such requirements.

(f) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) Section 3.06(g) of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Company and its Subsidiaries as of the date hereof.

Section 3.07. Absence of Certain Changes. Since December 31, 2023 through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the businesses of the Company and its Subsidiaries have been carried on and conducted in the ordinary course of business in all material respects and (ii) there has not been any Material Adverse Effect.

Section 3.08. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and has not been since January 1, 2022, any (i) pending or, to the Company’s Knowledge, threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, complaint, arbitration or action (an “Action”) by or against the Company or any of its Subsidiaries, (ii) outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, (iii) settlements of any Actions to which the Company or any of its Subsidiaries is a party or by which any of its assets are bound or (iv) investigation, inquiry or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries.

Section 3.09. Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all laws (whether foreign, federal, state, provincial, local, municipal, multinational common, tribal or otherwise), statutes, treaties, directives, ordinances, codes, acts, Permits, constitutions, conventions, executive orders, decrees, notices, rules or regulations or other similar requirements enacted, adopted, promulgated or applied by an Governmental Authority, including Gaming Laws (collectively, “Laws”) and Judgments

|

applicable to the Company or any such Subsidiary. The Company and its Subsidiaries (and each of their respective officers, directors, partners, managers, members, principals or affiliates that may reasonably be considered in the process of determining the suitability of the Company and its Subsidiaries for Gaming Approvals by Gaming Authorities, or any other holder of Company Common Stock who is required to be licensed or found suitable under applicable Gaming Laws) hold and are in compliance in all material respects with, licenses, franchises, permits, consents, ratifications, waivers, exemptions, concessions, variances, registrations, clearances, certificates, approvals and other authorizations issued from Governmental Authorities, including Gaming Approvals (collectively, “Permits”) necessary for the lawful conduct of their respective businesses.

(b) Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any allegation, inquiry, notice or communication that alleges that the Company or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives or any other Person acting for or on behalf or at the direction of any of the Company or any of its Subsidiaries may have violated, nor made any voluntary or directed disclosure or prior disclosure related to violations of any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and the Company is not aware of any such circumstances presently in existence reasonably likely to give rise to any such allegation, inquiry, notice or communication.

(c) Since January 1, 2022, neither the Company nor any of its Subsidiaries has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Authority that has not been issued, granted or given (for whatever reason), except to the extent such application remains pending and no decision to issue, grant or give has been made by the applicable Gaming Authority, or (ii) withdrawn any such application (for whatever reason).

(d) Where requested by any Gaming Authority prior to the date hereof or where required under applicable Gaming Laws or under any agreement with any Gaming Authority, all relevant owners, directors, officers, employees and, to the Knowledge of the Company contractors of the Company or any of its Subsidiaries, have obtained and hold, or at the Closing will have obtained and hold, all required licenses, certificates, registrations, approvals and findings of suitability and those licenses, certificates, registrations, approvals and findings of suitability are or will be in full force and effect, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) Since January 1, 2022, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has been operating in material violation of any applicable Gaming Laws of any jurisdictions in which it holds a license, permit, approval, authorization or registration from any Gaming Authority.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or threatened in writing or, to the Knowledge of the Company, threatened orally under any applicable Gaming Law.

Section 3.10. Tax Matters.

|

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes of the Company and each of its Subsidiaries (whether or not shown to be due and payable on any such Tax Return) have been timely paid. The Company and each of its Subsidiaries has withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No deficiency for any material amount of Taxes has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Letter, there are no audits or examinations by any Governmental Authority ongoing or pending or, to the Company’s Knowledge, threatened with respect to any material Taxes of the Company or any of its Subsidiaries.

(e) There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of the Company or any of its Subsidiaries (other than extensions that arise as a result of an extension of time for the filing of Tax Returns).

(f) There are no Liens for material Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has, within the past two years, been a party to any transaction purported or intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than any such agreement or obligation solely between and among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business, a principal purpose of which is not related to Taxes), (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group of which the Company is the common parent), or (iii) has any material liability for any Tax of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by contract (other than contracts entered into in the ordinary course of business, a principal purpose of which is not related to Taxes), as a transferee or successor, or otherwise.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

|

(j) The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

Section 3.11. Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. With respect to each Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document or a written description or summary of all material terms thereof if such plan is not in writing, including all amendments and attachments thereto, (ii) the most recent financial statements, actuarial valuation report and annual report on Form 5500 as filed with the U.S. Department of Labor, (iii) the most recent IRS determination, advisory or opinion letter, (iv) the most recent summary plan description, including all summaries of material modifications thereto, (v) each related insurance Contract, trust or other funding vehicle or a written description or summary thereof if such Contract, trust or other funding vehicle is not in writing, and (vi) all material non-routine correspondence to or from any Governmental Authority received in the last three years with respect to any Company Plan.

(b) Each Company Plan has been established, maintained, administered, operated and funded, in all material respects, in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. With respect to each Company Plan, all payments, premiums, contributions, distributions and reimbursements that are due for all periods ending prior to or as of the Effective Time have been made timely in all material respects, and all payments, premiums, contributions, distributions and reimbursements not yet due have been properly made or accrued in all material respects. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has timely received a favorable determination letter from the IRS that it is currently entitled to rely upon or is entitled to rely upon a favorable advisory or opinion letter issued by the IRS, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of any such Company Plan. To the Company’s Knowledge, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan in each case, that would not reasonably be expected to result in material liability to the Company. With respect to each Company Plan, (i) there are no pending, or to the Company’s Knowledge, threatened or anticipated Actions (other than routine claims for benefits) by, on behalf of or against or relating to any Company Plan or any trust or assets related thereto, (ii) no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Company’s Knowledge, anticipated or threatened and (iii) no act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any of its Subsidiaries, to any material fine, penalty, Tax or other liability imposed under ERISA, the Code or other applicable Law.

(c) No Company Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, has any obligation to contribute to, or has (or has had in the last six years) any current or contingent liability or obligation (including on account of an ERISA Affiliate) with respect to or under: (i) a “multiemployer plan” (as defined in Section 3(37) of

|

ERISA); or (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any current or contingent liability (including on account of an ERISA Affiliate) or obligation as a consequence of or by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Letter, no Company Plan provides, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation to provide, benefits or coverage in the nature of health, welfare, life or disability insurance following termination of employment or service or ownership, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other similar state applicable Law and for which the recipient pays the full premium cost of coverage. Neither the Company nor any of its Subsidiaries have incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist that could result in the imposition of any such material Tax or penalty.

(e) With respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered, has been registered, and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Non-U.S. Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) no Non-U.S. Plan has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (including any termination of employment on or following the Effective Time), (i) entitle any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries to any material compensation, severance pay or any other compensatory payment (whether in the form of cash, property or the vesting of property) or benefit, (ii) accelerate the time of payment or vesting or increase the amount of compensation, severance entitlement or benefits due to any such current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, (iii) cause the Company or any of its Subsidiaries to contribute, transfer or set aside any assets to fund any benefits under any Company Plan (through a grantor trust or otherwise), (iv) result in any “disqualified individual” receiving any “excess parachute payment” (each such term, as defined in Section 280G of the Code) or result in the imposition of an excise tax under Section 4999 of the Code, or (v) limit or restrict the Company’s right to amend, terminate, or transfer the assets of any Company Plan on or following the Effective Time.

(g) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and

|

maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and its purpose, as determined under applicable guidance of the U.S. Department of Treasury and the IRS.

(h) Neither the Company nor any of its Subsidiaries is obligated to provide any individual with the right to a gross-up, indemnification, reimbursement of or other payment for any Taxes, interest or penalties, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

Section 3.12. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any CBA or other Contract or arrangement with, and no employee of the Company or any of its Subsidiaries is represented by, any labor union, works council, labor organization or other employee representative. To the Company’s Knowledge, there are, and since January 1, 2022 there have been, no activities or proceedings to organize any employees of the Company or any of its Subsidiaries. Since January 1, 2022, no demand for recognition as the bargaining representative of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor organization, union, works council or group of employees.

(b) There is, and since January 1, 2022 there has been, no pending or, to the Company’s Knowledge, threatened strike, lockout, slowdown, work stoppage, picketing, hand billing, unfair labor practice charge, labor-related arbitration, material grievance, or other material labor dispute against or affecting the Company or any of its Subsidiaries. Since January 1, 2022, neither the Company nor any of its Subsidiaries has taken any action that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”).

(c) The Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, pay transparency, restrictive covenants, COVID-19, affirmative action and affirmative action plan requirements and unemployment insurance.

(d) Since January 1, 2022, no employee of the Company or any of its Subsidiaries with a title of vice president or above has been the subject of any sexual harassment, sexual misconduct, sexual assault or other similar allegations during his or her tenure at the Company or its applicable Subsidiary, and none of the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries with a title of vice president or above has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment, sexual misconduct, sexual assault or other similar allegations.

|

Section 3.13. Environmental Matters. In each case, except as would not reasonably be expect to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Laws and Judgments relating to public or workplace safety or health, pollution or protection of the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes as the foregoing are enacted or in effect on or prior to Closing (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice (or, to the extent unresolved, on or before) since January 1, 2022 alleging that the Company is in violation of any Environmental Law, (b) the Company and its applicable Subsidiaries possess and are, and since January 1, 2022 have been, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law or Permit relating to environmental matters that is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has become subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries has not released, disposed or arranged for disposal of, transported, or exposed any Person to any substance, or owned or operated any property or facility contaminated by any substance, in each case so as to give rise to liability under any Environmental Law, and (f) neither the Company nor any of its Subsidiaries has assumed, provided an indemnity with respect to or become subject to any liability of any other Person relating to any Environmental Law.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of all IP Registrations that are included in the Company Owned IP (collectively, the “Company Registrations”) which, in each case, specifies, as applicable, the owner(s) (including any co-owner(s)), application and patent or other registration numbers and dates, title and jurisdiction. Each Company Registration is subsisting and in full force and effect and, to the Company’s Knowledge, each issued or registered Company Registration is valid and enforceable.

(b) The Company and its Subsidiaries solely own all right, title and interest in and to all Company Owned IP, free and clear of all Liens (other than Permitted Liens), and have the right to use, pursuant to a valid and enforceable license agreement, all other IP necessary for, or used or held for use in, the conduct of the businesses of the Company and its Subsidiaries (collectively, the “Company IP”) and, to the Company’s Knowledge, the Company IP constitutes all IP necessary for the exercise of the Covered Rights. The consummation of the Transactions will not materially impair any right, title or interest of the Company or any of its Subsidiaries in or to any Company IP or Company Systems, and as of the Closing, the Company and its Subsidiaries shall own or have the right to use all Company IP on the same terms and conditions pursuant to which the Company and its Subsidiaries owned or had the right to use such Company IP immediately prior to Closing. No Company Owned IP is subject to any outstanding consent or Judgment or is subject to any exclusive or other material option or similar contingent right or joint ownership interest.

|

(c) With respect to each Company Registration, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there has not been (and neither the Company nor any of its Subsidiaries has received notice of) any inventorship challenge, opposition (other than in the normal course of prosecuting an application), cancellation, inter partes review, derivative proceeding, re-examination (including supplemental re-examination), nullity, post-grant review, interference, or invalidity or unenforceability action or other material proceeding before any Governmental Authority, and to the Company’s Knowledge, none have been threatened. With respect to each Patent included in the Company Registrations, (i) the Company, its Subsidiaries and, to the Company’s Knowledge, any Company Licensor or other Person associated with the filing or prosecution of any such Patent, has complied in all material respects with all applicable Laws in connection with the filing and prosecution of such Patent, including the duty of candor to the U.S. Patent and Trademark Office; (ii) to the Company’s Knowledge, all listed inventors of such Patent are the sole inventors of such Patents (including as the term “inventor” is defined and interpreted under U.S. patent law) and have irrevocably assigned all right, title and interest in and to such inventions and Patents to the Company or its applicable Subsidiary, or to the third party that has assigned such inventions and Patents to the Company or its applicable Subsidiary, and all third parties that assigned such inventions and Patents to the Company or any of its Subsidiaries have irrevocably assigned all right, title and interest in and to such inventions and Patents to the Company or such Subsidiary; and (iii) all inventor and other assignments of any such inventions and Patents (including from any collaborators or other third parties) to the Company or its applicable Subsidiary have been properly executed pursuant to a valid and enforceable assignment agreement and recorded with the applicable Governmental Authority in accordance with applicable Laws, and no such assignments (including the inventions or Patents covered therein) are subject to any options or similar contingent rights or joint ownership interests.

(d) Since July 23, 2020, neither the Company nor any of its Subsidiaries (including through any Company Employee/Contractor), nor the conduct of their respective businesses (including the exercise of any Covered Rights), is or was (or will be, to the Company’s Knowledge, through the exercise of the Covered Rights as currently contemplated) infringing, misappropriating or otherwise violating the IP of any other Person, except in each case as would not be material to the Company and its Subsidiaries. Since July 23, 2020, neither the Company nor any of its Subsidiaries has (and, to the Company’s Knowledge, no Company Licensor has) received any complaint, notice or other communication, or is or was a party to any Action, involving any (i) allegation that the Company or any of its Subsidiaries (including through any Company Employee/Contractor) or the conduct of the their respective businesses is or was, or through the exercise of any Covered Rights will be, infringing, misappropriating or otherwise violating any IP of any other Person (including any demand from any Person to take a license or refrain from using any IP) or (ii) challenge to the ownership, use, validity, enforceability, patentability or registerability of any Company Owned IP or Company Registration, and with respect to each of the foregoing clauses (i) and (ii), no such Action has been threatened.

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Letter, since July 23, 2020, neither the Company nor any of its Subsidiaries has filed any Actions against any Person alleging any misappropriation, infringement or other violation by any Person of any Company IP, and, to the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company IP. The Company or its applicable Subsidiary has the sole and

|

exclusive right to bring an Action against any other Person for past, present or future infringement, misappropriation or other violation of any Company Owned IP.

(f) The Company and its Subsidiaries have taken reasonable and necessary measures to protect, maintain and enforce the Company Owned IP and IP that is exclusively licensed to the Company or any of its Subsidiaries (including to maintain the confidentiality and value of its material confidential information). Each Company Employee/Contractor involved in the conception, reduction to practice, or other creation of any material IP has entered into valid and enforceable written agreements (each, an “Employee/Contractor IP Agreement”) with the Company or its applicable Subsidiary, providing for (i) the confidentiality and non-disclosure by such Person of all material Trade Secrets owned by or in the possession or control of any member of the Company or any of its Subsidiaries, and (ii) to the extent ownership of any such IP does not automatically vest in the Company or its Subsidiaries by operation of law, the assignment by such Person (by way of a present grant of assignment) to the Company or its Subsidiaries of all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Person is in breach of any Employee/Contractor IP Agreement.

(g) Section 3.14(g) of the Company Disclosure Letter sets forth a true and complete list of all Company Products that are currently or that are currently intended to be licensed, sold, distributed or otherwise commercialized. To the Company’s Knowledge, no Software that constitutes Company Owned IP or any Company Product uses, incorporates, is derived from or has embedded in it any Open Source Software in a manner that would require (i) the Company or its Subsidiaries to disclose, distribute, license make available, offer or deliver all or any portion of any Software or Company Product, or (ii) any licensee of such Software or Company Product be permitted to modify, redistribute, make derivative works of, or reverse-engineer any such Software or Company Product.

(h) Neither the Company nor its Subsidiaries has disclosed, licensed, released, distributed, escrowed or made available to any Person, or allowed or granted to any Person to access or use, any source code for any Software that constitutes Company Owned IP (including any Company Product), other than Company Employees/Contractors that are bound by obligations of non-use and confidentiality. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available or any other grant of any right be made with respect thereto. The Company or its Subsidiaries (and to the Company’s Knowledge no other Person) is in possession of the source code and object code for all Company Products.

Section 3.15. Data Protection; Company Systems.

(a) The Company, each of its Subsidiaries and each Person acting on behalf of the Company or any of its Subsidiaries: (i) is, and since January 1, 2022 has been, in compliance, in all material respects, with all Data Privacy and Security Requirements, including with respect to the collection, storage, sharing, transfer, disposition, protection, Processing or other use of any PII; (ii) since January 1, 2022, to the Company’s Knowledge, has not been subject to any Security Incident; (iii) has taken commercially reasonable actions and implemented commercially reasonable policies and procedures regarding the protection, Processing or other use of any PII,

|

the prevention of Security Incidents, and the protection of its material Company Systems; and (iv) has not received, or otherwise been subject to, any material complaints, notices, audits, proceedings, investigations or claims or Actions conducted or asserted by any other Person (including any Governmental Authority) regarding any (x) collection, storage, sharing, transfer, disposition, protection, Processing or other use of any PII, or (y) violation of any Data Privacy and Security Requirements. None of the Company, any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries (including any Third Party Service Provider) has received any written, or to the Company’s Knowledge, oral notices, correspondence or other communications from any Person alleging or threatening noncompliance by the Company, any of its Subsidiaries or any such other Person of any of the foregoing in any material respect.

(b) The Company Systems are in good working order and sufficient for the current conduct of the businesses of the Company and its Subsidiaries in all material respects, and the Company has purchased a sufficient number of license seats, and scope of rights, for all third party Software used by the Company and its Subsidiaries for their respective businesses as currently conducted and has complied in all material respects with the terms of the corresponding agreements. The Company has taken reasonable actions to protect the security and integrity of the Company Systems, including taking and storing on-site and off-site of back-up copies of material data and information. To the Company’s Knowledge, there have been no unauthorized intrusions or other security breaches, or material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of, any PII or material data or information contained therein).

(c) The Company and its Subsidiaries own, and have possession of or control over, all of the Company’s and such Subsidiaries’ PII and other material data and information, including any databases containing any such data and information, and such data and information (i) is located at the Company’s or its applicable Subsidiary’s premises (excluding cloud-based or SaaS-based hosting and storage platforms) and in the Company Systems and is generally available and accessible to the Company and its Subsidiaries and is stored and backed‑up on a regular basis and (ii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Company and its Subsidiaries), immediately following the Closing Date, free and clear of any restrictions, limitations or obligations. The Company and its applicable Subsidiaries have (A) provided any required notices regarding the Company’s and its Subsidiaries’ practices with respect to the Processing of PII, and (B) obtained any required consents or otherwise has a legal basis to Process PII maintained by the Company or any of its Subsidiaries to permit Parent and its Affiliates to receive and obtain such PII and to subsequently Process such PII in connection with the businesses of the Company and its Subsidiaries (including the exercise of the Covered Rights). The Company and its Subsidiaries have obtained all consents and approvals that may be necessary to use and disclose the PII in its possession and are not aware of any unauthorized use by the Company, its Subsidiaries or their respective Third Party Service Providers of such PII. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects.

Section 3.16. No Rights Agreement; Anti-Takeover Laws.

|

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.12, and as a result of the approval by the Board of Directors of the Company referred to in Section 3.04(b), no “affiliate transactions,” “business combination statute or regulation,” “control share acquisition,” “fair price,” “moratorium,” “supermajority” or other similar state anti-takeover Laws, including Sections 78.378-78.3793 of the NRS, inclusive, and Sections 78.411-78.444 of the NRS, inclusive (each, a “Takeover Law”) apply or will apply to the Company, this Agreement or the Transactions.

Section 3.17. Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. The Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances).

(b) Except with respect to matters related to real property (which are addressed in Section 3.17(a)), the Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case free and clear of Liens (other than Permitted Encumbrances).

Section 3.18. Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (other than Company Plans) (the “Material Contracts”):

(i) that relates to any joint venture, strategic alliance, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, strategic alliance, partnership or equity investment in another Person;

(ii) (A) that relates to commercialization, collaboration, co-promotion, profit sharing or other similar agreements or arrangements, (B) pursuant to which products are developed that would be co-owned by the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, or (C) involving milestone payments, earn-outs or the payment of royalties or other amounts calculated based upon the revenues, profits or income of the Company or any of its Subsidiaries or the income, profits or revenues related to any Company Product or Company IP;

(iii) (A) pursuant to which the Company or any of its Subsidiaries has any Indebtedness in an amount in excess of $500,000 outstanding (or that may otherwise be incurred, assumed, guaranteed or secured by any asset) in the aggregate or (B) any swap or hedging transaction or other derivative Contract;

(iv) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or

|

other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(v) that provides for the creation of any material Lien, other than a Permitted Lien, with respect to any asset (including IP or other intangible assets);

(vi) that relates, in any material respect, in whole or in part, to IP, including any (A) Contract that would entitle any third party to receive a license or any other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to Company IP following the Closing Date, (B) Contract pursuant to which the Company or any of its Subsidiaries is granted by, or grants to, any other Person, any license or other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to, or assigns to any Person, or is assigned by any Person, any IP (other than employee invention assignment agreements entered into in the ordinary course of business), (C) Contract pursuant to which any research or development activities related to the Company Products are conducted, or (D) settlement, co-existence or other similar Contract or any Contract that restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any IP related to the Company Products, in each case, other than (1) licenses for commercially available, off-the-shelf Software application with a replacement cost and/or aggregate annual license and maintenance fee of less than $250,000, (2) licenses for Open Source Software owned by third parties, (3) Contracts for the purchase or lease of hardware or equipment where Software required for the operation of hardware or equipment is pre-installed or embedded; (4) licenses of Trademarks where the grant is incidental to the primary purposes of the Contract, or (5) licenses granted by a Person to a contractor, vendor or service provider to such Person solely to enable the contractor, vendor or service provider to provide services to such Person;

(vii) that is a settlement, conciliation or similar agreement which would require the Company or any of its Subsidiaries to pay any consideration in excess of $200,000 after the date of this Agreement or that imposes any other material obligations upon the Company or any of its Subsidiaries after the date of this Agreement (or after the Closing, Parent or any of its Affiliates);

(viii) that is a collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ix) that contains any (A) covenant that limits in any material respect the ability of the Company or any of its Affiliates to engage in any line of business, to solicit or sell any product or other assets to any material potential or actual customer, to compete with any Person or operate at any geographic location, (B) material “most favored nation” terms, including such terms for pricing, (C) terms providing for exclusive relations that restrict the Company or any of its Affiliates or (D) perpetual license of Intellectual Property, including, in each case of clauses (A) through (D), terms that, following the Closing, would so limit or impose such obligations on Parent or any of its Affiliates;

(x) that contains a put, call, right of first refusal or similar right or option pursuant to which the Company or any of its Subsidiaries could be required to purchase or

|

sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf Software) or businesses for an amount in excess, in the aggregate, of $500,000;

(xi) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(xii) that (A) relates in any material respect, in whole or in part, to the acquisition or disposition, directly or indirectly, of assets or capital stock or other equity interests (by merger or otherwise) of any Person or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment obligations after the date of this Agreement or (B) gives any Person the right to acquire any material assets of the Company or any of its Subsidiaries after the date of this Agreement;

(xiii) that is with any supplier that involved the payment of more than $200,000 in the Company’s last fiscal year;

(xiv) that is with any Governmental Authority;

(xv) that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xvi) that is a Company Lease or relates to the property subject to a Company Lease;

(xvii) under which the Company or any of its Subsidiaries is obligated to make or receive payments in the future, including for the purchase of product or materials, in excess of $150,000 per annum

(xviii) that relates to the voting or registration of any securities, or any stockholders’ or investors’ rights or tax receivables or similar Contracts with respect to the Company Securities or Company Subsidiary Securities;

(xix) (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent (5%) or more of the voting securities of the Company, or (B) that is or would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xx) that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K; and

(xxi) that is an agreement to enter into any of the foregoing.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract other than the Material Contracts set forth on Section

|

3.18(a) of the Company Disclosure Letter. True and complete copies (subject to any reasonable redactions of the pricing terms in such Contracts) of each Material Contract in effect as of the date of this Agreement, including all amendments, waivers and changes thereto, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (A) each Material Contract is valid and binding on the Company or its applicable Subsidiary, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect,(B) the Company, its applicable Subsidiaries, and, to the Company’s Knowledge, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, (C) neither the Company nor any of its Subsidiaries has received notice of, or otherwise has Knowledge of, the existence of any event or condition which, with or without notice or lapse of time or both, (x) constitutes or would constitute, a breach or a default on the part of the Company or its applicable Subsidiary under any Material Contract or (y) would give any third party the right to declare or exercise any remedy under any Material Contract, accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract or cancel, terminate or adversely modify any Material Contract, (D) to the Company’s Knowledge, there are no, events or conditions which constitute, or, after notice or lapse of time or both, would constitute a breach or a default on the part of any counterparty under such Material Contract, and (E) neither the Company nor any of its Subsidiaries has (x) received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract or (y) waived, or failed to enforce, any of its material rights or benefits under any Material Contract.

Section 3.19. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold all material policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect, are valid and enforceable, except for any expiration thereof in accordance with the terms thereof, and all premiums have been paid. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such policies. Since January 1, 2022, no written notice of (i) cancelation or modification or material increase in any premium associated with any insurance policy has been received by the Company or any of its Subsidiaries other than in connection with ordinary renewals or (ii) refusal of any coverage or rejection of any material claim under the insurance policy have been received by the Company or any of its Subsidiaries, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. True and complete copies of all material insurance policies maintained by the Company or any of its Subsidiaries or which pertain to their respective assets, employees or operations have been made available to Parent.

Section 3.20. International Trade; Anti-Corruption.

(a) None of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, nor, to the Knowledge of the Company any agent or other third party representative acting for or on behalf of the Company or any of its Subsidiaries, is currently,

|

or has in the last three (3) years (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive any money, payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or thing of value, regardless of form or amount, directly or indirectly, to or from any Government Official or any other Person in violation of Anti-Corruption Laws, (ii) established or maintained any unlawful fund of corporate monies or properties, (iii) used any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) been a Sanctioned Person, (v) been engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country or (vi) otherwise been in violation of any Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”) or any Anti-Corruption Laws.

(b) Neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 3.21. Customers and Suppliers. Section 3.21 of the Company Disclosure Letter sets forth a complete and correct list of (a) the 10 largest customers (the “Material Customers”) and (b) the 10 largest suppliers (the “Material Suppliers”), of the Company and its Subsidiaries, each measured by dollar volume of revenue or spend with respect to each such Material Customer or Material Supplier during the fiscal years ended December 31, 2022 and December 31, 2023. Except as set forth on Section 3.21 of the Company Disclosure Letter, since the Balance Sheet Date, no Material Customer or Material Supplier has terminated or adversely modified, in any material respect, its business relationship with the Company or any of its Subsidiaries, or notified the Company or any of its Subsidiaries (whether in writing or, to the Knowledge of the Company, orally) of its intention to terminate or adversely modify its business relationship with the Company or any of its Subsidiaries in any way, other than the expiration of such relationship in accordance with its terms.

Section 3.22. Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of at least a majority of the voting power of the outstanding shares of Company Common Stock in favor of this Agreement and the Transactions, including the Merger, at the Stockholders Meeting (the “Stockholder Approval”) is the only vote or approval of the holders of any securities of the Company necessary to adopt this Agreement and approve the Transactions, including the Merger.

Section 3.23. Proxy Statement. The Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information

|

supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of the Company Financial Advisor, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualifications, and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair, from a financial point of view, to such holders. The Company shall, following the execution of this Agreement, provide Parent with a copy of such opinion for informational purposes only.

Section 3.25. Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has, prior to the execution and delivery of this Agreement, made available to Parent true and complete copies of all Contracts with respect to the engagement of the Company Financial Advisor related to the Transactions.

Section 3.26. Interested Party Transactions. As of the date of this Agreement, since December 31, 2022, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

Section 3.27. Company OTC Reports. Since December 31, 2022, the Company has: (i) published through www.OTCIQ.com the annual reports and quarterly reports, and publicly disclosed (by disseminating press releases and posting such press releases through www.OTCIQ.com) the events required to be publicly disclosed pursuant to current reporting obligations, in each case as required by the Alternative Reporting Standard for OTCQB® Disclosure Guidelines (the “OTCQB Disclosure Guidelines”), and (ii) published through the OTC Disclosure & News Service all proxies, proxy statements and other material mailed to the Company’s shareholders with respect thereto, as required by the applicable rules under the OTCQB Rules for U.S. Companies (“OTC Rules”), in each case that have been required to be published by the Company before the date hereof (the “Company OTC Reports”). Each Company OTC Report complied, as of its publication date and giving effect to any amendments or supplements thereto published before the date hereof, in all material respects with the applicable requirements of the rules of the OTCQB as in effect on the date that such Company OTC Report was published. As of its publication date (or, if amended or superseded by a publication before the date hereof, on the date of such amended or superseded publication), each Company OTC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the OTC. Neither the Company nor any of its Subsidiaries is required to file any forms, reports or documents under, nor is subject to the rules of, the Exchange Act.

|

Section 3.28. TID U.S. Business. To the Company’s Knowledge, neither the Company nor its Subsidiaries engage in the “design, fabrication, development, testing, production or manufacture” of one or more “critical technologies” within the meaning of Section 721 of the U.S. Defense Production Act of 1950 and its implementing regulations (the “DPA”), as defined in 31 CFR § 800.215, and are not a “TID U.S. Business” within the meaning of the DPA, as defined in 31 CFR § 800.248.

Section 3.29. No Additional Representations or Warranties. Except as set forth in this Article III, the certificate delivered pursuant to Section 6.02(d) and any documents delivered in connection with this Agreement, none of the Company, its Subsidiaries or any of their respective Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its Subsidiaries. Any such other representation or warranty is hereby expressly disclaimed. Notwithstanding the foregoing, nothing in this Section 3.29 shall limit any claim, recourse or remedy in respect of fraud, or intentional misrepresentation by the Company.

Section 3.30. No Reliance. Except for the representations and warranties contained in Article IV, the certificate delivered pursuant to Section 6.03(c) and any documents delivered in connection with this Agreement, the Company acknowledges that none of Parent, Merger Sub nor any of its Affiliates, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Company or any of its Affiliates, express or implied, at law or in equity, on behalf of Parent, Merger Sub or any of its Affiliates with respect to the Parent, Merger Sub or any of its Affiliates. Any claims the Company may have for breach of representation or warranty shall be based solely on the representations and warranties of Parent or Merger Sub expressly set forth in Article IV and the certificate delivered pursuant to Section 6.03(c). Notwithstanding anything herein to the contrary, nothing in this Section 3.30 shall limit any remedy available to the Company in the event of fraud or intentional misrepresentation by Parent.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection):

Section 4.01. Organization; Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized

|

under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, assuming that the Transactions are consummated in accordance with the NRS, to consummate the Transactions. The Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Merger immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or violate any provision of the articles of incorporation, certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) require any consent, waiver or other action by any Person under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.03. Governmental Approvals. Except for (a) compliance with the rules and regulations of the Nasdaq Stockholm and the OTCQB, (b) the filing of the Articles of Merger with the Secretary of State pursuant to the NRS and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (c) the Required Gaming Approvals and (d) compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable foreign or U.S., state or federal securities

|

Laws, takeover Laws or blue sky Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04. Ownership and Operations of Merger Sub. Parent directly or indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens, except for Permitted Liens and such Liens as may be applicable under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.05. Sufficiency of Funds.

(a) Parent currently has, and will have at all times from and after the date hereof and through the Effective Time, sufficient cash and cash equivalents to enable Merger Sub and the Surviving Corporation to pay, on the terms and conditions contained in this Agreement, the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses required to be paid by Parent and Merger Sub in connection with the Transactions.

Without limiting Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.06. Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Assuming (a) the truth and accuracy of the representations and warranties contained in Article III (without giving effect to any “material”, “materiality”, “Material Adverse Effect”, “Knowledge” or other similar qualifiers or exceptions contained therein), (b) that any estimates, projections or forecasts prepared by or on behalf of the Company or any of its Subsidiaries have been prepared in good faith based upon assumptions that were at the time such estimates, projections or forecasts were furnished to Parent, and continue to be, reasonable, (c) the Company complies in all material respects with its obligations under this Agreement, (d) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Effective Time, and (e) satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.06, the term “Solvent” XE " QUOTE 0X201C “Solvent QUOTE 0X201D ”" \t "Section 5.9" with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the

|

value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.07. Absence of Certain Arrangements.

(a) Other than the Support Agreements and any agreements entered into in connection with obtaining the Required Gaming Approvals, there are no Contracts or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that directly relate to the Company or the Merger and the other transactions contemplated by this Agreement.

(b) Other than the Support Agreements, none of Parent, Merger Sub, nor any of their respective Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender his, her or its shares of capital stock of the Company in, any Takeover Proposal and (iii) any Person (other than any Affiliate of Parent) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 4.08. Compliance with Laws; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and Merger Sub are as of the date hereof, and since January 1, 2022 to the date hereof have been, in compliance, in all material respects, with all Laws, including Gaming Laws and Judgments applicable to Parent or any of its Subsidiaries and (ii) as of the date hereof, Parent and its Subsidiaries (and each of their respective officers, directors, partners, managers, members, principals or affiliates that may reasonably be considered in the process of determining the suitability of Parent and its Subsidiaries for the Required Gaming Approvals by Gaming Authorities) hold and are in compliance in all material respects with all Permits necessary for the lawful conduct of their respective businesses.

(b) Since January 1, 2022 to the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Authority that has not been issued, granted or given (for whatever reason), except to the extent such application remain pending and no decision to issue,

|

grant or give has been made by the applicable Gaming Authority, or (ii) withdrawn any such application (for whatever reason).

(c) Since January 1, 2022 until the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has been operating in material violation of any applicable Gaming Laws of any jurisdictions in which it holds a license, permit, approval, authorization or registration from any Gaming Authority.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, from January 1, 2022 to the date hereof, neither Parent nor any of its Subsidiaries has been or is subject to any individual investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or threatened in writing or, to the Knowledge of Parent, threatened orally, under any applicable Gaming Law.

Section 4.09. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.10. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, to the Knowledge of Parent, at the time such document (or any amendment or supplement thereto) is filed with the SEC or at the time such document (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.11. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub.

Section 4.12. Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns as of the date hereof, and at all times for the past three years prior to the date hereof, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

Section 4.13. No Additional Representations or Warranties. Except as set forth in this Article IV, the certificate delivered pursuant to Section 6.03(c) and any documents delivered in connection with this Agreement, none of Parent, Merger Sub, their respective Subsidiaries or any of their respective Representatives makes or has made any other representation or warranty,

|

express or implied, at law or in equity, in respect of Parent, Merger Sub or their respective Affiliates. Any such other representation or warranty is hereby expressly disclaimed. Notwithstanding the foregoing, nothing in this Section 4.13 shall limit any claim, recourse or remedy in respect of fraud or intentional misrepresentation by Parent or Merger Sub.

Section 4.14. No Reliance. Except for the representations and warranties contained in Article III, the certificate delivered pursuant to Section 6.02(d) and any documents delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges that none of the Company, any of its Subsidiaries or any other Person has made or shall be deemed to have made any representation or warranty to Parent or any of its Affiliates, express or implied, at law or in equity, on behalf of the Company or any of its Affiliates with respect to the Company and its Subsidiaries. Any claims Parent may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in Article III and the certificate delivered pursuant to Section 6.02(d). Notwithstanding anything herein to the contrary, nothing in this Section 4.14 shall limit any remedy available to Parent in the event of fraud or intentional misrepresentation by the Company.

Article V

Additional Covenants and Agreements

Section 5.01. Conduct of Business.

(a) Except as required by applicable Law or Judgment, as expressly required by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise expressly provides consent in writing in advance of the Company or any of its Subsidiaries taking or omitting to take any action (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to: (i) carry on their respective businesses in all material respects in the ordinary course of business; (ii) use their respective reasonable best efforts to preserve their respective business organizations substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Authorities and other Persons with whom the Company or any of its Subsidiaries has material business relationships and (iii) use their respective reasonable best efforts to maintain in full force and effect their Permits under applicable Gaming Laws.

(b) Without limiting the generality of the foregoing, except as required by applicable Law or Judgment, as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) Except as expressly required pursuant to the terms of this Agreement or any existing Company Plan (as in effect on the date hereof), (A) issue, sell, deliver, transfer,

|

pledge, dispose of, encumber, grant or authorize or commit to the issuance, sale, delivery, transfer, pledge, disposal, encumbrance or grant of any shares of its capital stock or other equity or voting interests, or any other Company Securities, Company Subsidiary Securities or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests (except pursuant to the exercise of any Company Stock Options set forth on Section 3.02(c) of the Company Disclosure Letter or the settlement of Company Stock Awards set forth in Section 3.02(c) of the Company Disclosure Letter in accordance with their existing terms), or take any action to accelerate the vesting or remove the forfeiture conditions of (as applicable) of any Company Stock Option or Company Stock Award that is otherwise unvested or subject to forfeiture, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of Company Stock Options in accordance with their existing terms or the forfeiture or repurchase or withholding of taxes with respect to Company Stock Options or Company Stock Awards outstanding and as in effect on the date of this Agreement), (C) establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or any other distribution (whether in cash, securities, other property or any combination thereof) in respect of, any shares of its capital stock or other equity or voting interests (other than any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company), (D) split, combine, subdivide, adjust, recapitalize or reclassify any shares of its capital stock or other equity or voting interests or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock any of its other equity or equity-linked interests or (E) enter into any agreement with respect to the voting or registration of any shares of its capital stock or other equity or equity-linked interests;

(ii) (A) incur, assume, or otherwise become liable for any Indebtedness in excess of $1,000,000, except for debt incurred in the ordinary course of business consistent with past practice to finance premiums and other expenses in connection with the directors and officers insurance policies, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such Indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, (B) enter into any swap or hedging transaction or other derivative agreements or (C) make or forgive any loans, capital contributions or advances to any Person, other than, in the case of this clause (C), to a wholly owned Subsidiary of the Company;

(iii) sell, spin-off, abandon, assign, license, transfer, exchange, swap or lease to any Person, or mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property which is covered in Section 5.01(b)(xvi) below) that have a current value in excess of $250,000, except dispositions of inventory in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or

|

assets that are no longer used or useful in the conduct of the businesses of the Company or its Subsidiaries in the ordinary course of business;

(iv) make or authorize capital expenditures for property, plant and equipment, except (A) as expressly contemplated by the capital expenditure budget of the Company set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $500,000;

(v) make (A) any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person (other than any acquisition of, inventory or products in the ordinary course of business) or (B) any advances, capital contributions or investments (including through any loans or advances) in any other Person;

(vi) except as required pursuant to the terms of this Agreement, any existing Company Plan (as in effect on the date hereof) or as required under applicable Law, (A) increase the cash compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than pursuant to offer letters to new hires who are hired in compliance with the terms of this Section 5.01(b)(vi) that provide for no equity or equity-based incentive awards, severance, retention or change in control payments or benefits, (B) establish, adopt, enter into, terminate or amend in any material respect any Company Plan (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof), except for any offer letters to new hires who are hired in compliance with the terms of this Section 5.01(b)(vi) that provide for no equity or equity-based incentive awards, severance, retention or change in control payments or benefits, (C) grant or award, or commit to grant or award, any equity or equity-based awards, (D) take any action to accelerate any rights or benefits under any Company Plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit to any current or former director, officer, employee or independent contractor of the Company, (E) enter into any employment, severance, retention, transaction bonus, or change in control agreement (excluding offer letters that provide for no equity or equity-based incentive awards, severance, retention, transaction bonus, change in control or similar payments or benefits), (F) hire or engage any individual to be employed or engaged by the Company or any of its Subsidiaries with target annual compensation of $250,000 or more, except for replacement hires in the ordinary course of business to replace employees who have terminated employment provided that such replacement hires’ target annual compensation shall not be materially greater than the target annual compensation of the replaced individual, or (G) terminate (other than for cause, death or disability) any individual with target annual compensation of $250,000 or more;

(vii) implement or announce any closings, employment losses, layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would require advance notice under the WARN Act;

|

(viii) (A) establish, adopt, modify, extend, or enter into any CBA, or (B) recognize or certify any labor union, works council, labor organization or group of employees of the Company or any of its Subsidiaries as the bargaining representative of any employees of the Company or any such Subsidiary;

(ix) except as may be required by applicable Law, waive or release any legally binding noncompetition, nonsolicitation, nondisclosure, noninterference or nondisparagement obligation for the benefit of the Company or its Subsidiaries of any current or former director, officer, employee or independent contractor;

(x) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP, (B) by Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xi) amend the Company Charter Documents or the organizational documents of any Subsidiary of the Company;

(xii) settle, or offer or propose to settle, any Action made or pending against the Company or any of its Subsidiaries, other than the settlement of any Actions in the ordinary course of business that require payments by the Company and its Subsidiaries (net of insurance proceeds) in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate; provided, however, that the foregoing clause shall not permit the Company or any of its Subsidiaries to (A) settle any Action that would involve injunctive or equitable relief, impose any restrictions or changes on the businesses or operations of the Company or any of its Subsidiaries (or, following the Closing, on Parent or any of its Affiliates), involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to Intellectual Property or (B) settle or propose to settle any Transaction Litigation, the treatment of which is addressed in Section 5.10;

(xiii) commence any Action, other than in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Action prior to commencement thereof);

(xiv) (A) make, change or revoke any material Tax election in a manner materially inconsistent with past practice, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return, (D) settle or compromise any material claim, notice, audit, investigation, assessment or other proceeding with respect to material Taxes, (E) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (in each case, other than an agreement entered into in the ordinary course of business and the principal purpose of which is not Tax), (F) execute any closing agreement relating to

|

any material amount of Tax, (G) affirmatively surrender or compromise any right to claim a material Tax refund or (H) consent to any extension or waiver of the statute of limitations period with respect to the assessment or examination of any material Tax (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

(xv) (A) modify, amend, terminate (other than expiration in accordance with its terms) or waive any rights or claims under any Material Contract in any material respect, except in the ordinary course of business, (B) enter into any Contract (or any substantially related Contracts, taken together) that, if entered into prior to the date hereof, would be a Material Contract, except in the ordinary course of business (provided that no such Contract may be entered pursuant to the ordinary course of business exception in this clause (B) with respect to any Contract that would be a Material Contract under Section 3.18(a)(i), Section 3.18(a)(ii), Section 3.18(a)(v), Section 3.18(a)(ix), Section 3.18(a)(x), Section 3.18(a)(xi) or Section 3.18(a)(xii)), or (C) enter into any Contract that contains a change in control or similar provision in favor of the other party or parties thereto that would require a payment to, or give rise to any rights to, such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstance) or any subsequent change in control of Parent or any of its Affiliates (including the Company and its Subsidiaries);

(xvi) enter into, fail to renew, terminate or amend in any material respect any Company Lease;

(xvii) (A) sell, assign, transfer, convey, license, waive rights, fail to maintain or otherwise dispose of any Intellectual Property (other than non-exclusive, non-perpetual licenses granted to customers in the ordinary course of business), (B) fail to diligently prosecute or maintain any Company Registrations or fail to exercise a right of renewal or extension under any Contract relating to, or with respect to, any Intellectual Property, except in the ordinary course of business or (C) disclose any Trade Secrets (including source code for any Company Product) of the Company or any of its Subsidiaries;

(xviii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, recapitalization, restructuring or other reorganization of the Company or any of its Subsidiaries;

(xix) engage in, enter into or amend any Interested Party Transaction;

(xx) commence operations or activities in any new jurisdiction which requires the Company or its Subsidiaries or any officers, directors or employees thereof to submit applications and obtain licenses pursuant to Gaming Laws, or otherwise enter into any new line of business that is not related to, and is not an extension of, the current business of the Company, except to the extent that taking any such action would not reasonably be expected to materially interfere with any existing Gaming Approval of the Company or any of its Subsidiaries or prevent, hinder or delay the ability of Parent, the Company or any of their respective Affiliates to obtain any Required Gaming Approval;

|

(xxi) intentionally fail to maintain insurance covering the Company and its Subsidiaries and their respective properties, assets and businesses at less than current levels or otherwise in a manner inconsistent with past practice; or

(xxii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company or any of its Subsidiaries, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

Section 5.02. Solicitation; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.02, (i) the Company shall, and shall instruct and cause its Subsidiaries and their respective directors and officers to and instruct its other Representatives to, immediately cease any existing discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal, or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to, or result in, a Takeover Proposal, cease providing any information with respect to the Company or any of its Subsidiaries or access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or its Subsidiaries and, terminate all physical and electronic data room access previously granted to any Person or its Representatives in connection with a Takeover Proposal, or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to, or result in, a Takeover Proposal, and request in writing the prompt return or destruction of all confidential information concerning the Company and its Subsidiaries in such Person’s possession or control and (ii) neither the Company nor any of its Subsidiaries shall, nor shall they authorize or knowingly permit any of their Representatives to, from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, directly or indirectly, (A) initiate, solicit, or knowingly facilitate, (including by way of furnishing non-public information) the submission of any inquiries, regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub or their respective Affiliates) any non-public information relating to the Company or its Subsidiaries or afford to any Person access to the business, properties, assets, books or records, or to any personnel of the Company or its Subsidiaries, in any such case, with the intent of, encouraging any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, or result in, a Takeover Proposal, (C) amend or grant any waiver or release under, or fail to use reasonable best efforts to enforce, any standstill, confidentiality or similar agreement with the Company or its Subsidiaries or with respect to any securities of the Company or its Subsidiaries entered into in respect of, in contemplation of or otherwise relating to a Takeover Proposal, except to solely permit the making of a Takeover Proposal in accordance with Section 5.02(b) or (D) resolve or agree to do any of the foregoing; provided that nothing herein shall prevent the Company from notifying any Person of the provisions of this Section 5.02.

|

(b) Notwithstanding the limitations contained in Section 5.02(a), if at any time prior to obtaining the Stockholder Approval the Company or any of its Representatives receives an unsolicited bona fide Takeover Proposal, which Takeover Proposal was made after the date hereof and did not result from any material breach of Section 5.02(a), (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal to clarify the terms and conditions thereof or to request that such Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or is reasonably be expected to result in a Superior Proposal, and that failure to take such actions would be inconsistent with its directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Company shall promptly provide to Parent written notice of entry into an Acceptable Confidentiality Agreement hereunder and any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations regarding such Takeover Proposal with the Person or group of Persons making such Takeover Proposal and its or their Representatives (and waive such Person’s or group of Persons’ noncompliance with the provisions of any “standstill” agreement to the extent necessary to permit such discussions or negotiations).

(c) From and after the date hereof until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VII, the Company shall as promptly as practicable (and in any event within 24 hours) notify Parent in writing in the event that the Company or its Representatives receives any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal and shall disclose to Parent the material terms and conditions thereof and the identity of the Person or group of Persons making such inquiry, proposal or offer and as promptly as practicable (and in any event within 24 hours) provide Parent with a copy of any such Takeover Proposal if made in writing (or a written summary of the material terms if not made in writing), copies of any written materials or communications related thereto exchanged between the Company or its Representatives and any such Person, and the Company shall keep Parent informed on a reasonably prompt basis (and in any event within 24 hours of any such change or event) of any material developments with respect to any such Takeover Proposal (including any changes to the material terms thereof). All information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold, withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) fail to publicly and without qualification reaffirm the Company Board Recommendation or fail to recommend without qualification against any Takeover Proposal upon

|

a written request therefor by Parent within ten (10) Business Days following a written request by Parent (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Stockholders Meeting), (C) in the case of the Board of Directors of the Company, if any Takeover Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (D) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (it being understood that the Board of Directors of the Company or any committee thereof may, and may cause the Company to, if any Takeover Proposal structured as a tender or exchange offer is commenced, make a customary “stop, look and listen” communication, or elect to take no position with respect to a Takeover Proposal until such time as a position statement is required pursuant to Rule 14e-2 under the Exchange Act without such communication or election in and of itself being considered an Adverse Recommendation Change) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing limitations but subject to the Company’s compliance with Section 5.02(e) or Section 5.02(f), as applicable, prior to obtaining the Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal that did not result from any breach of this Section 5.02 and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (x) in the case of clause (I), the Adverse Recommendation Change is not made in response to a Takeover Proposal and is made in response to an Intervening Event, and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or in the case of clause (II), such Takeover Proposal constitutes a Superior Proposal.

(e) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event such action is proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any action set forth in Section 5.02(d)(I) or (II), unless (i) the Company has first given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons thereof and, if relating to a Takeover Proposal, include an unredacted copy of any such Superior Proposal and an unredacted copy of any relevant proposed transaction agreements and the identity of the party making such Superior Proposal), (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period following Parent’s receipt of the notice described in clause (i), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement such that it would cause any such Superior Proposal to no longer constitute a Superior Proposal, and (iii) following the end of such four (4) Business Day period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such revised offer, and shall have determined in good faith after

|

consultation with its financial advisor and outside legal counsel that (x) the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in any such revised offer by Parent were to be given effect and (y) the failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that the Company shall be required to comply again with its obligations under the foregoing clauses (i), (ii) and (iii) in the event of any change to the financial or other material terms of any such Superior Proposal, except that references to four (4) Business Days above shall be deemed to be references to three (3) Business Days).

(f) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event an Adverse Recommendation Change under Section 5.02(d)(i)(A) is proposed to be taken in connection with an Intervening Event (an “Intervening Event Adverse Recommendation Change”) and is not proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, make an Intervening Event Adverse Recommendation Change, unless (i) the Company has first given Parent at least four (4) Business Days’ prior written notice of its intention to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period following Parent’s receipt of the notice described in clause (i), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement that would eliminate the need of the Board of Directors of the Company to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, and (iii) following the end of such four (4) Business Day period, the Board of Directors of the Company or any committee thereof shall have considered in good faith any amendments to this Agreement that Parent and Merger Sub have proposed in connection with such revised offer by Parent and shall have determined in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect such Intervening Event Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to make such disclosure would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law; provided that any such disclosure or statement that constitutes or contains an Adverse Recommendation Change shall be subject to the provisions of Section 5.02(d). For clarity, making such a disclosure or statement pursuant to this Section 5.02(g) shall not in any way limit or modify the effect that such action has under this Agreement, including whether there has been an Adverse Recommendation Change.

(h) As used in this Agreement, “Takeover Proposal” shall mean any proposal, offer or indication of interest from any Person or group (other than Parent and its Subsidiaries or

|

their respective Affiliates) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or license of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof as determined in good faith by the Board of Directors of the Company or any committee thereof), (ii) issuance or acquisition of twenty percent (20%) or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the book value thereof), twenty percent (20%) or more of the outstanding capital stock of the Company or twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that, for clarity, this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean a bona fide unsolicited, written Takeover Proposal of the types described in clauses (i) through (iv) of the definition thereof made after the date of this Agreement, in each case, that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment (i) would be more favorable to the Company’s stockholders from a financial point of view than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement that the Board of Directors of the Company or such committee thereof may deem appropriate; provided that for purposes of the definition of “Superior Proposal”, the references to “twenty percent (20%) or more” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%) or more”.

(j) As used in this Agreement, “Intervening Event” shall mean a positive event, development or change in circumstances arising or occurring after the date of this Agreement that materially affects the Company and was either not known to or not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement (or, if known to or reasonably foreseeable by the Board of Directors of the Company, the consequences of which were neither known to nor reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement); provided that in no event shall, (i) the receipt, existence or terms of a Takeover Proposal, (ii) any events, developments or change in circumstances of Parent, in each case in and of itself, (iii) receipt or timing of any consents or Permits required to be obtained in connection with the Transactions, or (iv) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or any change in and of itself after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company, constitute an Intervening Event.

|

(k) The Company agrees that in the event any Representative of the Company takes, or fails to take, any action which, if taken, or failed to be taken, by the Company or its Subsidiaries, would constitute a breach of this Section 5.02, the Company shall be deemed to be in breach of this Section 5.02.

Section 5.03. Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Outside Date, the Transactions, including preparing and filing promptly and fully all documentation necessary to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Gaming Laws, Gaming Authorities or Required Gaming Approvals, which are addressed in Section 5.03(d) below. Notwithstanding anything to the contrary herein, prior to the Effective Time, no party hereto shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or other similar payment or commercial accommodation or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent or approval of any Person (other than any Governmental Authority) under any Contract.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor its Affiliates shall be required (and the Company shall not agree to any of the following without the express written consent of Parent): (i) (A) to offer, agree or consent to sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the Closing) any assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or any of its Affiliates (other than, after the Closing, the Company or any of its Subsidiaries), (B) to offer, agree or consent to terminate or amend any (x) existing relationship, contractual right or obligation of Parent or any of its Affiliates (other than, after the Closing, the

|

Company or any of its Subsidiaries) or (y) venture or other similar arrangement of Parent or any of its Affiliates (other than, after the Closing, the Company or any of its Subsidiaries), or (C) to offer, agree or consent to any impairment of, or restriction on, Parent or any of its Affiliates’ ability to own or operate any assets, licenses, operations, rights, product lines, businesses or interests (other than, after the Closing, any of the assets, licenses, operations, rights, product lines, businesses or interests of the Company or any of its Subsidiaries); or (ii) to commit to or effect any action that is not conditioned upon consummation of the Merger.

(d) Parent and Merger Sub shall, and shall (i) cause any Person employed by Parent or its Affiliates and (ii) use reasonable best efforts to cause any Person holding at least five (5)-percent of the outstanding capital stock of Parent, in each case that are reasonably necessary to obtain the Required Gaming Approvals to, as soon as reasonably practicable following the date of this Agreement, file, or cause to be filed, with the applicable Gaming Authorities all applications for licensure, submissions for suitability review and other appropriate, necessary and requested documentation in connection with all Required Gaming Approvals (it being understood that any such Gaming Authority’s failure to deem any such filing complete shall not, in and of itself, constitute a failure by Parent or Merger Sub to have satisfied its filing obligations pursuant to this sentence). The parties hereto shall, and shall cause each of their respective Affiliates, as applicable, to use reasonable best efforts to comply with, pursue, and respond to any and all subsequent regulatory requests related to the Required Gaming Approvals, and use reasonable best efforts to cause the receipt of, and to eliminate any Restraint in respect of, the Required Gaming Approvals so as to obtain such Required Gaming Approvals as promptly as reasonably practicable following the date of this Agreement (it being understood that any failure to obtain any Required Gaming Approval shall not, in and of itself, constitute a failure by Parent, Merger Sub or the Company to have satisfied its obligations pursuant to this sentence). Parent and the Company shall use their respective reasonable best efforts to keep the other party reasonably informed of the status of any substantive communications with, and any substantive inquiries or requests for additional information from, any Gaming Authorities regarding the Required Gaming Approvals received by Parent or the Company or any of their respective Subsidiaries and Affiliates; provided, that nothing in this Section 5.03(d) shall require Parent or Merger Sub to cause the personal applications, personal application-related materials, or communications relating to such personal applications (including formal and informal interviews by the Gaming Authority relating to such personal applications) of any individual representative of Parent or Merger Sub (or their respective Affiliates) to be shared with the Company. Parent shall lead, control and direct the process by which the parties hereto seek to obtain the Required Gaming Approvals, including by making final determinations related to the review or investigation of the Transactions by the Gaming Authorities (including substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party hereto or any other Persons reasonably necessary to obtain the Required Gaming Approvals) relating to any Required Gaming Approvals) and attending all meetings and discussions with the Gaming Authorities except to the extent that the Gaming Authorities may request to communicate exclusively with the Company; provided, that (i) Parent shall, in good faith, take into consideration the Company’s views, suggestions and comments regarding such strategy and process and (ii) Parent shall propose the structure and use its reasonable best efforts to take all other actions as Parent reasonably determines is necessary to obtain the Required Gaming Approvals. The Company shall, and shall cause its Subsidiaries to, supply to Parent as promptly as practicable any additional information and documentary material relating to the Company, its Subsidiaries or any applicable individuals

|

that may be (or is reasonably expected to be) requested by any Gaming Authority, and use reasonable best efforts to furnish to Parent such information and reasonable assistance as Parent may request in connection with each of (i) the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Gaming Authority and (ii) Parent’s efforts to obtain the Required Gaming Approvals.

(e) If during the period between the date hereof and the Effective Time, the parties hereto become aware that a consent, approval, authorization or other action by, or filing with or notification to, any Gaming Authority on the part of, or with respect to, the Company, Parent, Merger Sub, or any of their respective Subsidiaries and Affiliates is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, which was not otherwise listed on Section 5.03(d) of the Company Disclosure Letter (an “Additional Required Gaming Approval”), such party hereto shall give prompt notice of such requirement to the other parties hereto, and, upon the written consent of all parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), each such Additional Required Gaming Approval shall be deemed a Required Gaming Approval solely for purposes of Section 5.03.

(f) If requested in writing by Parent (such request to set forth the specific Gaming Approval(s) to which the request relates) the Company shall, and shall cause its Subsidiaries to, take all such actions as are reasonably necessary (which, for the avoidance of doubt, shall not include any actions that would prevent the Company’s ability to operate in the ordinary course of business prior to Closing) to surrender any Gaming Approval(s) held by the Company or any of its Subsidiaries and set forth in such request (and cease business in each state or jurisdiction to which such Gaming Approval relates); provided, that such surrender (and cessation of business) shall only be required (i) to occur at such time the conditions to the Closing set forth in Article VI shall have been satisfied or waived or shall then be capable of being satisfied or waived if the Closing were to take place immediately following such surrender and cessation of business (which Parent shall confirm in writing in connection with its request), and (ii) to be effective immediately prior to, and conditioned upon, the Closing. If Parent requests the surrender of any such Gaming Approval(s), and any such Gaming Approval is a Required Gaming Approval set forth in Section 5.03(d) of the Company Disclosure Letter, then for the purposes of Section 6.02(e) such Required Gaming Approval will, upon the effectiveness of such surrender (and cessation of business) in accordance with this Section 5.03, be deemed to have been obtained.

Section 5.04. Public Announcements. Parent, Merger Sub, and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any foreign or national securities exchange or foreign or national securities quotation system; provided, that, to the extent the content of any press release or other public statement has been approved and made in accordance with this Section 5.04, no separate opportunity to review and comment shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing,

|

this Section 5.04 shall not apply to any press release or other public statement made or proposed to be made by the Company or Parent in compliance with the provisions of Section 5.02.

Section 5.05. Access to Information; Confidentiality. Between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and its Subsidiaries (subject to any reasonable redactions as to the pricing terms of such Contracts), and the Company shall, and shall cause its Subsidiaries to, furnish reasonably promptly to Parent and Parent’s Representatives such information concerning their respective businesses, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner so as not to interfere unreasonably with the businesses or operations of the Company and its Subsidiaries; provided further, that neither the Company nor any of its Subsidiaries shall be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a binding Material Contract or obligation of confidentiality owing to a third party, or (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided further, that (A) the parties hereto will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding proviso apply and (B) the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or such a Contract or waive such a privilege (including, subjecting certain properties, books, Contracts and other records of the Company and its Subsidiaries to necessary redactions) (the “Access Limitations”). Until the Effective Time, all information provided amongst the parties hereto will be subject to the terms of the letter agreement dated as of August 22, 2023, by and among the Company and Evolution Malta Holding Limited (the “Confidentiality Agreement”).

Section 5.06. Indemnification and Insurance.

(a) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, Judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of, directly or indirectly, (A) the fact that an Indemnitee is or was a director or officer of the Company or any of its Subsidiaries or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or any of its Subsidiaries or taken at the request of the Company or any of its Subsidiaries (including in connection with serving at the request of the Company or any of its Subsidiaries as a representative of another Person (including any employee benefit plan)), in the case of each of clauses (A) and (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the transactions) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all

|

obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents or the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement or in the agreements in effect as of the date of this Agreement providing for indemnification between the Company and any Indemnitee as set forth on Section 5.06(a) of the Company Disclosure Letter; provided that each such Indemnitee agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnitee is not ultimately entitled to indemnification pursuant to this Section 5.06. Without limiting the foregoing, for a period of six-years after the Effective Time, Parent shall cause, unless otherwise required by Law, the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities and exculpation of directors and officers and indemnification of and advancement of expenses to directors and officers than are in the Company Charter Documents or organizational documents of the Company’s Subsidiaries (as applicable) as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amounts, no less favorable to such individuals than those of such policy as in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, however, that if the aggregate annual premium of such insurance coverage exceeds the Premium Cap, the Surviving Corporation shall be obligated to obtain a policy for such year with the greatest coverage available for a cost not exceeding the Premium Cap. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, so long as the premium under such policy does not exceed the Premium Cap. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(b) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, the organizational documents of the Company’s Subsidiaries, by Contract or otherwise. The obligations of the

|

Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 5.06 applies and their respective heirs and representatives shall be third party beneficiaries of this Section 5.06.

(d) In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

Section 5.07. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors shall take such customary steps as may be reasonably necessary to cause the Merger and any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.08. Employee Matters.

(a) For a period beginning at the Effective Time and ending on the earlier of (i) the first anniversary of the Effective Time and (ii) the termination of employment of the relevant Continuing Employee, Parent shall, or shall cause the Surviving Corporation to, provide to the employees of the Company immediately prior to, and who remain so employed immediately following, the Effective Time (each, a “Continuing Employee”) (A) an annual base salary or base wage rate (as applicable) not less than the base salary or base wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (B) a target annual cash bonus opportunity or target cash commissions opportunity (as applicable) that is not less than such individual’s target annual cash bonus opportunity or target cash commissions opportunity (as applicable) in effect immediately prior to the Effective Time, (C) employee benefits (other than defined benefit pension, nonqualified deferred compensation, severance, retiree or post-termination health or welfare benefits, equity or equity-based compensation, and retention or change in control-related compensation or similar compensation (collectively, the “Specified Arrangements”)) that are no less favorable, in the aggregate to the employee benefits (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Effective Time under the Company Plans set forth on Section 3.11(a) of the Company Disclosure Letter , and (D) except as otherwise set forth in any individual agreement with a Continuing Employee or

|

any Company Plan, severance protections and benefits that are no less favorable than the severance protections and benefits provided to similarly-situated employees of Parent.

(b) If requested by Parent at least one day prior to the Closing Date, the Company shall take or shall cause to be taken all actions necessary, including the adoption of written resolutions of the appropriate governing body in a form satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), to cease all contributions to such Company 401(k) Plan and to fully vest all participants under such Company 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than the business day preceding the Closing Date; provided, however, that the Company 401(k) Plan termination, cessation of contributions and full vesting of participants thereunder may be made contingent upon the consummation of the Transactions. To the extent Parent requests termination of the Company 401(k) Plans, each Continuing Employee who is a participant in a Company 401(k) Plan (each, a “401(k) Participant”) will be allowed to participate, effective as of as soon as administratively practicable following the Effective Time, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by Parent or an Affiliate of Parent (the “Parent 401(k) Plan” XE “ QUOTE 0X201C “Parent 401(k) Plan QUOTE 0X201D ”” \t “6.8(c)” ). Parent will use commercially reasonable efforts, or will cause an Affiliate to, take all actions necessary so that the Parent 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the 401(k) Plan of the Company, and Parent (or its affiliate) will thereafter maintain such loan under the Parent 401(k) Plan.

(c) Except as set forth below, with respect to any 401(k) plan of the Surviving Corporation and any employee benefit plans (including vacation, paid time-off and severance plans) maintained by the Surviving Corporation, Parent or any of their respective Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, for purposes of eligibility to participate, level of benefits and vesting, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to provide that each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any of its Subsidiaries, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) prior to the Closing shall be treated as service with the Surviving Corporation (with such service to be credited to the same extent such service was recognized for the same purpose under the analogous Company Plan in which such Continuing Employee participated immediately prior to the Effective Time, if an analogous Company Plan was maintained by the Company immediately prior to the Closing); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. No Continuing Employee shall be credited with his or her years of service with the Company, any of its Subsidiaries or their respective predecessors before the Effective Time for any purposes under any defined benefit pension, retiree or post-termination welfare benefit plan.

(d) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by the Surviving Corporation in which Continuing Employees (and their eligible

|

dependents) will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-insurance, deductibles and maximum out-of-pocket expenses paid prior to the Effective Time by each Continuing Employee (and his or her covered, eligible dependents) under a group health Company Plan during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-insurance limitations under the relevant group health benefit plans of the Surviving Corporation in which they will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs.

(e) The Company shall take the actions described on Section 5.08(e) of the Company Disclosure Letter with respect to annual bonuses.

(f) Nothing contained in this Section 5.08, whether express or implied, shall be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their respective Affiliates to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Effective Time. Nothing in this Section 5.08, whether express or implied, shall create any rights or remedies whatsoever, including any third-party beneficiary or other rights, in any Person not a party to this Agreement, or shall be construed to create any right to employment or service with Parent, the Surviving Corporation or any of their respective Affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Parent or the Surviving Corporation or any of their respective Affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. Further, nothing in this Section 5.08 shall limit Parent’s right, in its sole discretion, to, or to cause the Surviving Corporation or any of their respective Affiliates to, furlough, terminate, temporarily layoff, or reduce the hours or benefits of, any employee (including any Continuing Employee).

Section 5.09. Payoff. Prior to Closing, the Company shall (a) deliver (or cause to be delivered) notices of prepayment or termination of the Credit Agreement and (b) deliver to Parent (i) an executed payoff letter (in form and substance reasonably satisfactory to Parent) (the “Payoff Letter”) from the Administrative Agent (as defined in the Credit Agreement) in respect of the Credit Agreement, and (ii) a draft of such Payoff Letter not fewer than three (3) Business days prior to Closing together with drafts of lien terminations and instruments of discharge with respect to the capital stock, property and assets of the Company and its Subsidiaries securing their obligations under the Credit Agreement (other than any obligation which, pursuant to the terms of the Credit Agreement, expressly survives termination). The Payoff Letter shall include (i) the amount of Indebtedness due and payable under the Credit Agreement, (ii) the bank account and wire transfer information for repayment and (iii) that upon receipt of such specified amount in such specified bank account, all obligations under the Credit Agreement shall be deemed paid in full, all Liens and guarantees granted pursuant to the Credit Agreement shall be automatically released, and the Company, Parent or their respective designees may file, or cause to be filed,

|

Uniform Commercial Code termination statements and other instruments of discharge to reflect such release.

Section 5.10. Notification of Certain Matters; Stockholder Litigation.

(a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent (and in any event within 48 hours), of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Action commenced or, to such party’s Knowledge, threatened against such party or its directors, officers, employees, securityholders or Representatives, which relates to this Agreement or the Transactions, or (iii) any fact, event or circumstance that (A) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, (B) is reasonably likely to result in any of the conditions set forth in Section 6.01 or Section 6.02 not being able to be satisfied prior to the Outside Date or (C) has had or would reasonably be expected to result in the valid termination of this Agreement pursuant to Section 7.01 (provided that notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.10(a) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Merger or any of the other Transactions) (the items set forth in the foregoing clauses (i) through (iii) each being “Transaction Litigation”).

(b) The Company (i) shall (A) give Parent the opportunity to participate in, and review and comment on, the defense and settlement of any Transaction Litigation and (B) keep Parent reasonably informed with respect to the status thereof, including by providing Parent with copies of all material filings or responses to be made by the Company in connection with such Transaction Litigation, and (ii) shall not offer or propose to settle, settle or agree to settle any such Transaction Litigation without Parent’s prior written consent.

Section 5.11. OTCQB Quotation and SEC Registration. Parent shall use its reasonable best efforts to, and prior to the Closing, the Company shall use its reasonable best efforts to cooperate with Parent to, cause the Company Common Stock to cease to be quoted on the OTCQB and to be de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 5.12. Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file, the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to comply in all respects with the requirements of the Exchange Act applicable thereto as of the date of such filing and (ii) respond as promptly as reasonably practicable to all comments received from the SEC or its staff concerning the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the definitive Proxy Statement is filed with the

|

SEC. The Company shall promptly notify Parent of the receipt of all comments of the SEC or its staff with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. Each of Parent and Merger Sub shall cooperate reasonably with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law.

(b) The Company shall take all action in accordance with applicable Law and the Company Charter Documents and the rules of the OTCQB to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (including any adjournment, recess or postponement thereof, the “Stockholders Meeting”) on a date selected by the Company, in consultation with Parent, as promptly as reasonably practicable (and in any event no later than 35 days after the earlier of (i) the tenth calendar day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement and (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement), for the purpose of obtaining the Stockholder Approval. The adoption of this Agreement, the adjournment of the Stockholders Meeting to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement in accordance with Section 5.12(c), and the advisory vote required by Rule 14a-21(c) under the Exchange Act, if required, shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting unless otherwise approved in writing by Parent. As promptly as reasonably practicable after the date of this Agreement, the Company shall initiate a “broker search” in accordance with Rule 14a-13 of the Exchange Act to establish a record date for the Stockholders Meeting.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not postpone, recess or adjourn the Stockholders Meeting without the prior written consent of Parent; provided that the Company may postpone, recess or adjourn such meeting solely (i) to the extent required by applicable Law, (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval to allow reasonable additional time to solicit additional proxies or (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iii) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith

|

after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary (it being understood that, with respect to clauses (ii) through (iii) above, the Company shall not postpone or adjourn the Stockholders Meeting more than two times without Parent’s prior written consent); provided, further that, other than pursuant to clause (i) above, the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to the immediately preceding proviso to a date that is more than 10 Business Days after the date on which the Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three Business Days prior to the Outside Date, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval; provided that the Company shall not be required to adjourn the Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten Business Days.

(d) The Company shall, through the Board of Directors of the Company (or a duly authorized committee thereof), but subject to the right of the Board of Directors of the Company to make an Adverse Recommendation Change in compliance with Section 5.02(d), (i) include the Company Board Recommendation in the Proxy Statement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Stockholder Approval.

Section 5.13. Director Resignations. Prior to the Closing, the Company shall deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Article VI

Conditions to the Merger

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) [Reserved].

(c) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced or deemed applicable by any Governmental Authority of competent jurisdiction, nor any applicable Law (collectively, “Restraints”) shall be in effect or shall have

|

been enacted, entered, promulgated enforced or deemed applicable by any Governmental Authority of competent jurisdiction in each case (after taking into account any valid surrender (and cessation of business) of any Gaming Approval pursuant to Section 5.03(f)), enjoining, making illegal or otherwise prohibiting consummation of the Merger (provided that, for purposes of this Section 6.01(c), with respect to Gaming Approvals, only Restraints pursuant to any applicable Law in (x) any Core Gaming Approval Jurisdiction or (y) jurisdictions of one or more Required Gaming Approvals that represent Attributable Revenue (as calculated in accordance with Section 8.12 of the Company Disclosure Letter) in the aggregate equal to or greater than the Restraint Threshold shall constitute a Restraint).

Section 6.02. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) and Section 3.02(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization) (other than as covered by clause (i) of this Section 6.02(a)), Section 3.03 (Subsidiaries), subsections (a) and (b) of Section 3.04 (Authority; Noncontravention), Section 3.16 (No Rights Agreement; Anti-Takeover Provisions), Section 3.22 (Stockholder Approval), the first sentence of Section 3.24 (Opinion of Financial Advisor), and the first sentence of Section 3.25 (Brokers and Other Advisors) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.07(ii) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date, with the same effect as though made as of the Closing Date, and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the Closing under this Agreement.

(c) Company Material Adverse Effect Condition. Since the date of this Agreement there shall have been no Material Adverse Effect that is continuing.

|

(d) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by an executive officer of the Company certifying to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

(e) Gaming Approvals. The Gaming Approvals in (A) each of the Core Gaming Approval Jurisdictions and (B) such other jurisdictions for which there is a Required Gaming Approval other than the Core Gaming Approval Jurisdictions that, when taken together with the Core Gaming Approval Jurisdictions represents, in the aggregate, Attributable Revenue (as calculated in accordance with Section 8.12 of the Company Disclosure Letter) equal to or greater than the Revenue Threshold, shall, in each case, have been obtained.

Section 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct would not, individually and in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them prior to the Closing under this Agreement.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by an executive officer of Parent certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by the failure of such party to perform in all material respect its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing).

Article VII

Termination

Section 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except as otherwise expressly noted):

|

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to July 18, 2025 (the “Initial Outside Date”); provided that (x) if, on the Initial Outside Date, the Extension Trigger Event is then applicable, then the Initial Outside Date shall be automatically extended, without action by any of the parties hereto, to October 18, 2025 (the “First Extended Outside Date”); and (y) if, on the First Extended Outside Date, the Extension Trigger Event is then applicable, then the First Extended Outside Date shall be automatically extended, without action by any of the parties hereto, to January 18, 2026. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended pursuant to the foregoing proviso, in which case the term “Outside Date” shall mean the date to which the Outside Date has been so extended. The right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the event specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party hereto if the breach by such party of its obligations under Section 5.03 has been a principal cause of the issuance or entry of such Restraint (or if the issuance or entry of such Restraint resulted principally from such breach) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, the Company shall not have cured the breach or failure to perform within thirty (30) calendar days (but in no event later than the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 7.01(d)(i); or

|

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent and Merger Sub shall not have cured the breach or failure to perform within thirty (30) calendar days (but in no event later than the Outside Date) following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 7.01(c)(i); or

(ii) prior to receipt of the Stockholder Approval, in connection with the Company concurrently entering into a Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02(d)(II) (after complying with Section 5.02(e)); provided that (x) prior to or concurrently with such termination (and as a condition to such termination) the Company pays the Company Termination Fee due under Section 7.03(a), (y) such Superior Proposal did not result from a breach of Section 5.02 with respect to such Superior Proposal and any Takeover Proposal that was a precursor thereto and (z) concurrently with such termination, the Company enters into a Company Acquisition Agreement providing for such Superior Proposal.

Section 7.02. Effect of Termination. In the event of the valid termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that, subject to Section 7.03(d), no such termination shall relieve any party from liability for damages to another party resulting from a willful breach of this Agreement or from fraud.

Section 7.03. Termination Fees.

(a) In the event that:

(i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) (provided that, on such date, such termination does not otherwise entitle the Company to payment of the Parent Termination Fee pursuant to Section 7.03(b)), (B) a bona fide Takeover Proposal shall have been publicly announced or shall have become publicly known after the date of this Agreement and, in either case,

|

shall not have been publicly and unconditionally withdrawn or otherwise abandoned (x) in the case of a termination pursuant to Section 7.01(b)(i), prior to the date of such termination or (y) in the case of a termination pursuant to Section 7.01(b)(iii), prior to the date that is 10 Business Days prior to the Stockholders Meeting, and (C) within twelve (12) months of the date this Agreement is so terminated, the Company (1) enters into a Company Acquisition Agreement with respect to any Takeover Proposal or (2) consummates any Takeover Proposal; provided that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), prior to or concurrently with such termination or (z) in the case of Section 7.03(a)(i), within two (2) Business Days after the entry into a Company Acquisition Agreement in respect of, or the consummation of, the Takeover Proposal referred to therein, as applicable; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $2,617,339.

(b) In the event that this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii), (ii) at the time of such termination, any of the conditions set forth in Section 6.01(c) (where the failure of such condition set forth in Section 6.01(c) to be satisfied is a result of any Restraint (x) arising out of any Gaming Law of the jurisdictions of a Core Gaming Approval Jurisdiction or (y) arising out of any Gaming Law of the jurisdictions of one or more Required Gaming Approvals other than the Core Gaming Approval Jurisdictions that represent Attributable Revenue (as calculated in accordance with Section 8.12 of the Company Disclosure Letter) in the aggregate equal to or greater than the Restraint Threshold) or Section 6.02(e) shall not have been satisfied or validly waived and (iii) all of the other conditions set forth in Section 6.01 and Section 6.02 shall have been satisfied or validly waived or shall then be capable of being satisfied if the Closing were to take place on the date of termination, then Parent shall pay the Parent Termination Fee to Company or its designee by wire transfer of same day funds concurrently with such termination (in the case of a termination by Parent) or within two (2) Business Days following such termination (in the case of a termination by the Company); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. As used herein, “Parent Termination Fee” shall mean a cash amount equal of $5,234,678.

(c) The parties hereto acknowledge that the agreements contained in this Section 7.03 are an integral part of the Transactions and constitute liquidated damages and not a penalty, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company or Parent, as applicable, fails promptly to pay the Company Termination Fee or the Parent Termination Fee, as applicable, pursuant to this

|

Section 7.03 (if due and payable), in any legal action with respect to the Company Termination Fee or the Parent Termination Fee, as applicable, the non-prevailing party shall also pay the prevailing party all of the prevailing party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the prevailing party in connection with such legal action to enforce this Agreement that results in a Judgment against the non-prevailing party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to the payment date (such fees, costs and expenses, together with any accrued interest, “Enforcement Expenses”) with respect to the Company Termination Fee or the Parent Termination Fee, as applicable. In no event will the Enforcement Expenses payable by Parent or the Company pursuant to this Section 7.03(c) exceed $1,000,000 (the “Cap”).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by a party hereto under circumstances where the Parent Termination Fee or the Company Termination Fee is payable pursuant to this Section 7.03, the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, to the party entitled to receive such payment (together with any Enforcement Expenses (subject to the Cap), if applicable) shall be the sole and exclusive remedy of the Company, Parent or their respective Subsidiaries and their respective former, current or further partners, stockholders, managers, members, Affiliates and Representatives, as applicable, and none of Parent, the Company, any of their respective Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives, as applicable, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The parties agree and understand that (x) if the Company Termination Fee is payable pursuant to this Section 7.03, in no event shall Parent be entitled to receive an amount greater than an amount equal to (A) the Company Termination Fee plus (B) any Enforcement Expenses (subject to the Cap), and (z) if the Parent Termination Fee is payable pursuant to this Section 7.03, in no event shall the Company be entitled to receive an amount greater than an amount equal to (A) the Parent Termination Fee plus (B) any Enforcement Expenses (subject to the Cap).

Article VIII

Miscellaneous

Section 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that after receipt of the Stockholder Approval, if any such amendment or supplement shall by applicable Law or in accordance with the rules of the OTCQB require further approval of the stockholders of the

|

Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

Section 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent, the Company and Merger Sub may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided that after receipt of the Stockholder Approval, if any such waiver or extension of this Agreement shall by applicable Law or in accordance with the rules of the OTCQB require further approval of the stockholders of the Company, the effectiveness of such waiver or extension shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

Section 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

Section 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.06. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and all exhibits, annexes and schedules referred to herein, together with the Confidentiality Agreement and the Support Agreements, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Stock Options and Company Stock Awards to receive such amounts as provided for in Section 2.03, (iii) if the

|

Effective Time occurs, the right of the holders of Company Warrants to receive such amounts as provided for in Section 2.04 and (iv) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement.

Section 8.07. Governing Law; Jurisdiction.

(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except that the laws of the State of Nevada shall govern (i) the Merger, to the extent mandatorily applicable thereto, (ii) the internal affairs (including fiduciary duties) of the Company and the Board of Directors of the Company, and (iii) any other provisions set forth herein in which such laws are mandatorily applicable to the provisions or transactions contemplated hereby (together, “Nevada Law Matters”).

(b) All Actions arising out of or relating to this Agreement and the Transactions, other than as to Nevada Law Matters, shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action, other than as to Nevada Law Matters, and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. All Actions arising out of the Nevada Law Matters shall be heard and determined exclusively in the Court of the Eighth Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)). The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware or the State of Nevada, as applicable, and shall have no effect for any purpose except as otherwise provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-Judgment relief regarding, or any appeal from, a final trial court Judgment.

Section 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action

|

required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent or Merger Sub, to it at:

Evolution Malta Holding Limited

Spinola Park, Level 1, Mikiel Ang. Borg Street

St. Juliens, SPK 1000, Malta
Attention: Jesper Von Bahr
E-mail: jesper@evolution.com

|

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 South Flower Street, Suite 3700
Los Angeles, California 90071

Attention: Hamed Meshki, P.C.
E-mail: hamed.meshki@kirkland.com

&

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Carlo Zenkner, P.C.
Andrew Norwich
E-mail: carlo.zenkner@kirkland.com
andrew.norwich@kirkland.com

If to the Company, to it at:

Galaxy Gaming, Inc.

6480 Cameron Street, Suite 305

Las Vegas, NV 89118
Attention: Matthew D. Reback, President and CEO
E-mail: mreback@galaxygaming.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention: Michael A. Treska
Darren J. Guttenberg

E-mail: Michael.Treska@lw.com
Darren.Guttenberg@lw.com

or such other address or e-mail address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that

|

any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

Section 8.12. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, or (ii) any confidentiality agreement entered into prior to the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons in order to permit such Person(s) to make a private proposal to the Company; provided that in no event shall an Acceptable Confidentiality Agreement include provisions that prohibit the Company from complying with its obligations under Section 5.02(c).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, or money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and the Bank Secrecy Act, as amended by the USA PATRIOT Act.

“Attributable Revenue” has the meaning given to it in Section 8.12 of the Company Disclosure Letter.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the city of New York or banks in the state of Nevada or the country of Sweden are authorized or required by Law to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Charter Documents” means the Company’s articles of incorporation and bylaws, each as amended as of the date of this Agreement.

“Company Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by the Company or any of its Subsidiaries prior to the Closing Date.

“Company Financial Advisor” means Macquarie Capital.

|

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Licensor” means any Person who grants to the Company or any of its Subsidiaries an exclusive license (including any sublicense) or other exclusive right under any Intellectual Property.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by or filed in the name of the Company or any of its Subsidiaries.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock purchase, phantom stock, stock appreciation right or other equity or equity-based plan, program, policy, contract, agreement or other arrangement, (iii) employment, individual consulting, severance, termination, retention, change in control or other similar arrangement or agreement or (iv) other benefit or compensation plan, policy, program, practice, arrangement, contract, promise or agreement, whether written or unwritten, including bonus, commissions, incentive, deferred compensation, profit-sharing, retirement, post-employment, vacation, severance or termination pay, retention, change in control, pension, hospitalization, medical, dental or vision benefits, life insurance, death benefit, sick pay, disability benefit, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation.

“Company Product” means all products (including Software), tools, or applications, (i) that have been, are currently or that are currently intended to be marketed, sold, offered for sale, imported, exported, supplied, provided, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained, researched, tested, developed, manufactured, or otherwise commercialized by the Company or any of its Subsidiaries, (ii) with respect to which the Company or any of its Subsidiaries has royalty rights, and (iii) from which the Company or its Subsidiaries is currently deriving or is scheduled to derive revenue from the sale, licenses, maintenance or other provision thereof.

“Company Stock Award” means an award of restricted stock, restricted stock units or other right to acquire shares of Company Common Stock issued under the Company Stock Plan.

“Company Stock Option” means each option to purchase shares of Company Common Stock, whether granted under the Company Stock Plan or otherwise.

“Company Stock Plan” means the Company’s 2014 Equity Incentive Plan.

“Company Systems” means the computer systems, including the Software, firmware and hardware, in each case that is owned, leased or licensed by the Company or any of its Subsidiaries in the conduct of their respective businesses.

|

“Company Warrants” means each warrant to purchase shares of Company Common Stock issued to Fortress Lending II Holdings LP, Fortress Lending Fund II MA-CRPTF LP and Drawbridge Special Opportunities Fund LP in connection with the Credit Agreement.

“Core Gaming Approval Jurisdictions” has the meaning given to it in Section 8.12 of the Company Disclosure Letter.

“Covered Rights” means the right to use, research, develop, manufacture, have manufactured, supply, test, distribute, have distributed, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit any Company Product in any jurisdiction.

“Credit Agreement” shall mean that certain Term Loan Credit Agreement, dated as of November 15, 2021, by and among the Company, as borrower, the lenders banks party thereto and Fortress Credit Corp., as administrative agent (as amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the date hereof).

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any PII, all applicable (i) Laws, (ii) policies (including privacy policies), programs and notices of the Company or any of its Subsidiaries, (iii) generally accepted industry standards applicable to the industry in which the Company or any of its Subsidiaries operates (including the Payment Card Industry Data Security Standard (PCI-DSS)), and (iv) contractual requirements to which the Company or any of its Subsidiaries is subject.

“Data Room” means the online data room titled “Project Nebula” located at www.dfsvenue.com.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase, license or lease or otherwise acquire any right, title or interest, right of first refusal or offer or other contingent right, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as single employer with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Extension Trigger Event” means the conditions to the Closing set forth in Section 6.01(c) or Section 6.02(e) shall not have been satisfied or waived by Parent, but all other conditions set forth in Article VI shall have been satisfied or waived if the Closing were to take place on the Initial Outside Date or the First Extended Outside Date, as applicable.

|

“Foreign Investment Laws” means all Laws that are designed to regulate transactions involving foreign investments including any Laws that provide for review of national security matters.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, consents, declarations, rulings, orders, notices, directives, waivers, exemptions and other similar authorizations of any Gaming Authority or required by any Gaming Law necessary for or relating to the conduct of activities by, the Company or any party hereto or any of its Affiliates and the Transactions, including the ownership, operation, management and development of the Company.

“Gaming Authorities” means those federal, state, local, tribal and other governmental, regulatory and administrative authorities, licensing authorities, agencies, boards and officials responsible for, or involved in, the regulation, oversight, permitting or licensing of gaming, lottery operations, racing, pari-mutuel activities, sports wagering, gaming equipment or slot machine manufacturing or supply, internet gaming services or products or other similar activities applicable to the Company or Parent (including such Person’s respective Affiliates), as applicable.

“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, lottery operations, racing, pari-mutuel activities, sports wagering, gaming equipment or slot machine manufacturing or supply, internet gaming services or products or other similar activities applicable to the Company or Parent (including such Persons’ respective Affiliates), as applicable.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization.

“Governmental Authority” means any government, court, regulatory, tax or administrative agency, department, commission, arbitrator, arbitral body (public or private), mediator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization) or political subdivision thereof, whether federal, state or local, domestic, foreign or multinational, or any multinational organization or authority, including Gaming Authorities or other authorities of any Native American reservation or nation.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) all obligations of any Person evidenced by debt securities, bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, (iv) all obligations under capital leases to the extent required to be capitalized under GAAP, (v) all items constituting indebtedness as determined in accordance with GAAP, (vi) all obligations under any

|

currency, interest rate or other swap or hedge agreement or any other hedging arrangement, (vii) all obligations with respect to deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business), (viii) warrants or other rights to acquire any debt securities, and (ix) any guarantee of any such indebtedness described in the foregoing clauses (i) through (viii).

“Intellectual Property” or “IP” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) patents, patent applications, patent disclosures, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations‑in‑part, divisionals, extensions, reissues and reexaminations and counterparts thereof) (collectively, “Patents”); (ii) trademarks and service marks, trade dress, logos, slogans, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing, and all goodwill associated with the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals thereof, including moral rights of authors and all designs, data, databases and database rights; (iv) mask works and registrations and applications for registration thereof; (v) data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, expertise, knowledge, practices, techniques, concepts, methodologies, methods, processes, protocols, designs, ideas, invention disclosures, inventions (whether or not patentable or reduced to practice), improvements, industrial designs and models, discoveries, developments, unpublished Patent applications, specifications, software, algorithms, models, data, databases, Patent data and records, stability, technology, test and other data and results, screening, analytical and quality control data, results or descriptions, studies and procedures, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and studies, marketing and other reports (“Trade Secrets”); (vi) Software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); (vii) Internet domain names, (viii) and all social media accounts and addresses and other identifiers; (ix) all proprietary rights and all other intellectual property and all rights associated therewith in any jurisdiction; and (x) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Registrations” means Patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations and applications for any Patents or other registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 8.12 of the Parent Disclosure Letter.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

|

“Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that: (i) has had or would reasonably be expected to have a material adverse effect on the businesses, results of operations, assets or financial conditions of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (A) any effect, change, event, fact, circumstance, development or occurrence to the extent resulting from (1) general conditions (or changes therein) in the industry in which the Company or any of its Subsidiaries operates, (2) business, economic or political conditions (or changes therein) in the United States or elsewhere in the world or (3) general conditions (or changes therein) in the credit, financial, banking, currency or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) any effect, change, event, fact, circumstance, development or occurrence to the extent resulting from (1) changes in Law or in GAAP or other applicable accounting standards (or the interpretation thereof) after the date hereof, (2) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, or (3) volcanoes, tsunamis, pandemics (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters; (C) (1) any decline in the market price, or change in trading volume, of the capital stock of the Company or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect, unless such change, decline or failure would otherwise be excepted from this definition of “Material Adverse Effect”); (D) any action taken by the Company or any of its Subsidiaries at Parent’s written request; (E) any legal action brought by a stockholder of the Company (on their own behalf or on behalf of the Company) against the Company, to the extent arising out of the Merger or in connection with the Transactions; (F) the negotiation, execution, public announcement, or the pendency or consummation of the Transactions, including (1) by reason of the identity of Parent, Merger Sub or their Affiliates or (2) the termination of, failure to renew or inability to enter into any Contracts with customers, suppliers, distributors or other business partners as a result of the foregoing (it being understood that this clause (F) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions); provided further, however, that any effect, change, event, fact, circumstance, development or occurrence referred to in clause (A) or clause (B) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, circumstance, development or occurrence has a disproportionate adverse effect on the businesses, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which the Company and its Subsidiaries operate; or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Transactions or the performance by the Company in all material respects of its obligations under this Agreement.

“Open Source Software” means all Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms

|

(including any license described by the Open Source Initiative or listed at http://www.opensource.org/licenses).

“OTCQB” means the Over-The-Counter Quotation Bureau.

“Parent Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation by Parent or Merger Sub of the Transactions.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances of record incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company or any of its Subsidiaries thereon and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not due and payable and which shall be paid in full and released at Closing, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, in each case incurred or made in the ordinary course of business, (v) Liens discharged at or prior to the Effective Time, (vi) non-exclusive licenses of IP granted in the ordinary course of business, and (vii) such other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PII” means any (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” or “personal information” or similar term under any Law.

|

“Process” and “Processing” means any operation or set of operations which is performed on data (including PII) or on sets of data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, sharing or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, with respect to any Person, its and its Subsidiaries’ and controlled Affiliates’ directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, and other representatives (acting in such capacity) retained by or acting on behalf of such Person.

“Required Gaming Approvals” means such Gaming Approvals set forth on Section 5.03(d) of the Company Disclosure Letter.

“Restraint Threshold” has the meaning given to it in Section 8.12 of the Company Disclosure Letter.

“Revenue Threshold” has the meaning given to it in Section 8.12 of the Company Disclosure Letter.

“Sanctioned Country” means any country or region or government thereof that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Syria, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Denied Persons, Entity and Unverified Lists, the EU Consolidated List, the UN Security Council Consolidated List, and His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets; (ii) any Person located, organized or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i)-(ii); or (iv) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom.

“Security Incident” means any (i) breach of security, cybersecurity incident, network intrusion, phishing incident, ransomware or malware attack affecting any Company

|

System or the data transmitted or Processed thereon or thereby, or (ii) incident in which confidential information or PII was or may have been accessed, disclosed, destroyed, Processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Company or by another Person on behalf of the Company).

“Software” means (i) software and computer programs, whether in source code, object code, or other form, (ii) data, databases, and collections of data, (iii) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (iv) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (v) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all U.S. federal, state, local or non-U.S. (including provincial and territorial) taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind imposed by any Governmental Authority (whether disputed or not), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment compensation, alternative or base erosion minimum, commercial rent, recovery or liability in respect of state aid, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges or assessments of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means any return, report, claim for refund, declaration, Tax election, estimate, voucher, statement (including information returns) or other document, including any schedule, form or attachment thereto or any amendment thereof, with respect to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), filed or required to be filed with any Governmental Authority.

“Third Party Service Provider” means any service provider or any other Person authorized by the Company to collect, store, process, analyze or otherwise have access to any PII or confidential information of the Company.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Support Agreements, including the Merger.

“Transfer Taxes” means, all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and

|

all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Access Limitations	Section 5.05
Action	Section 3.08
Additional Required Gaming Approval	Section 5.03(d)
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.04
Articles of Merger	Section 1.03
Balance Sheet	Section 3.06(c)
Balance Sheet Date	Section 3.06(c)
Bankruptcy and Equity Exceptions	Section 3.04(a)
Book Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02(a)
CBA	Section 3.18(a)(viii)
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company 401(k) Plan	Section 5.08(b)
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.04(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Dissenting Shares	Section 2.06
Company IP	Section 3.14(b)
Company OTC Reports	Section 3.27
Company Preferred Stock	Section 3.02(a)
Company Registrations	Section 3.14(a)
Company SEC Documents	Section 3.06(a)
Company Securities	Section 3.02(b)
Company Subsidiary Securities	Section 3.03(b)
Company Termination Fee	Section 7.03(a)(ii)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.08(a)
Contract	Section 3.04(c)
DPA	Section 3.28
Effective Time	Section 1.03
Employee/Contractor IP Agreement	Section 3.14(f)
Environmental Laws	Section 3.10
Exchange Act	Section 3.05

|

Terms Not Defined in this Section 8.12	Section
Exchange Fund	Section 2.02(a)
Filed SEC Documents	Article III
Indemnitee(s)	Section 5.06(a)
Interested Party Transaction	Section 3.26
Intervening Event	Section 5.02(j)
Intervening Event Adverse Recommendation Change	Section 5.02(f)
In-the-Money Company Stock Option	Section 2.03(a)(i)
Judgment	Section 3.08
Laws	Section 3.09
Material Contract	Section 3.18(a)
Material Customers	Section 3.21
Material Suppliers	Section 3.21
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Nevada Law Matters	Section 8.07
NRS	Recitals
OFAC	Definition (Sanction Laws)
OTC Rules	Section 3.27
OTCQB Disclosure Guidelines	Section 3.27
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Patents	Definition (Intellectual Property)
Paying Agent	Section 2.02(a)
Payoff Letter	Section 5.09
Permits	Section 3.09
Premium Cap	Section 5.06(b)
Proxy Statement	Section 3.05
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.06(a)
SEC	Article III
Secretary of State	Section 1.03
Securities Act	Section 3.06(a)
Specified Arrangements	Section 5.08(a)
Stock Award Consideration	Section 2.03(b)
Stock Option Consideration	Section 2.03(a)(i)
Stockholder Approval	Section 3.22
Stockholders Meeting	Section 5.12(b)
Superior Proposal	Section 5.02(i)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Law	Section 3.16(b)
Takeover Proposal	Section 5.02(h)
Trade Controls	Section 3.20(a)

|

Terms Not Defined in this Section 8.12	Section
Trademarks	Definition (Intellectual Property)
Transaction Litigation	Section 5.10(a)
WARN Act	Section 3.12(b)

Section 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement. Other than as described in Section 2.02(b), Parent and Merger Sub shall bear and timely pay all Transfer Taxes and shall prepare and file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

Section 8.14. Performance of Merger Sub. Parent hereby agrees to cause Merger Sub to comply with all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Immediately following the execution and delivery of this Agreement, Parent hereby agrees to execute and deliver a written consent duly adopting this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with Section 78.320 of the NRS.

Section 8.15. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the Data Room by or on behalf of the Company on or prior to 5:30 pm New York City time on July 16, 2024. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, Law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, Law or statute as from time to time amended, modified or

|

supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or statutes) by succession of comparable successor statutes and any rules, guidelines or regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

|

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EVOLUTION MALTA HOLDING LIMITED
By
/s/ Martin Carlesund
Name: Martin Carlesund
Title: Director

GALAGA MERGER SUB, INC.
By
/s/ Jesper Von Bahr
Name: Jesper Von Bahr
Title: Secretary and Treasurer

GALAXY GAMING, INC.
By
/s/ Matthew D. Reback
Name: Matthew D. Reback
Title: President and Chief Executive Officer

|